Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

FIRST CAPITAL, INC.

and

FIRST BANCORP OF INDIANA, INC.

Dated as of November 4, 2026

Table of Contents

AGREEMENT AND PLAN OF MERGER		1

Article I DEFINED TERMS		2

Article II THE MERGER		10

2.1	The Merger	10

2.2	Closing	10

2.3	Effective Time	10

2.4	Effects of the Merger	10

2.5	Conversion of First Bancorp Common Stock	11

2.6	Treatment of Restricted Stock	12

2.7	Dissenters’ Rights	12

2.8	Company Common Stock	13

2.9	Articles of Incorporation of Surviving Corporation	13

2.10	Bylaws of Surviving Corporation	13

2.11	Officers and Directors of Surviving Corporation	13

2.12	Bank Merger	13

2.13	Real Property Holding Corporation Deliverable	13

Article III EXCHANGE OF SHARES		14

3.1	Company to Make Merger Consideration Available	14

3.2	Exchange of Shares	14

Article IV REPRESENTATIONS AND WARRANTIES OF FIRST BANCORP		16

4.1	Corporate Organization	16

4.2	Capitalization	17

4.3	Authority; No Violation	18

4.4	Consents and Approvals	19

4.5	Reports	19

4.6	Financial Statements	20

4.7	Broker’s Fees	21

4.8	Absence of Certain Changes or Events	21

4.9	Legal Proceedings	23

ii

4.10	Taxes and Tax Returns	23

4.11	Employee Benefit Plans	24

4.12	Employees	27

4.13	Compliance with Applicable Law	28

4.14	Certain Contracts	29

4.15	Agreements with Regulatory Agencies	31

4.16	Risk Management Instruments	32

4.17	Environmental Matters	32

4.18	Investment Securities and Commodities	34

4.19	Real Property	34

4.20	Intellectual Property	35

4.21	State Takeover Laws	35

4.22	Opinion of Financial Advisor	35

4.23	Loan Portfolio	36

4.24	Insurance	37

4.25	Information Security	37

4.26	Deposits	38

4.27	Information Supplied	38

4.28	Related Party Transactions	38

4.29	No Other Representations or Warranties.	39

Article V REPRESENTATIONS AND WARRANTIES OF COMPANY		39

5.1	Corporate Organization	39

5.2	Authority; No Violation	40

5.3	Consents and Approvals	41

5.4	Legal Proceedings	41

5.5	Compliance with Applicable Law.	42

5.6	Valid Issuance of Company Common Stock	42

5.20	Certain Contracts.	49

5.21	Risk Management Instruments	49

5.22	No Other Representations or Warranties	50

iii

Article VI COVENANTS RELATING TO CONDUCT OF BUSINESS		50

6.1	Conduct of Business Prior to the Effective Time	50

6.2	First Bancorp Forbearances	51

6.3	Company Forbearances	55

Article VII ADDITIONAL AGREEMENTS		56

7.1	Regulatory Matters	56

7.2	Access to Information	57

7.3	Shareholder Approvals	58

7.4	Legal Conditions to Merger	59

7.5	Employee Matters	59

7.6	Indemnification; Directors’ and Officers’ Insurance	62

7.7	No Control Over First Bancorp or First Federal Savings Bank’s Business.	63

7.8	Advice of Changes	63

7.9	Acquisition Proposals	64

7.10	Public Announcements	67

7.11	Change of Method	67

7.12	Takeover Statutes	67

7.13	Litigation and Claims	68

7.14	Special Dividend	68

7.15	Data Conversion and Vendors	69

7.16	First Bancorp Real Property	69

7.17	Board Representation	70

7.18	Registration Statement	70

7.19	Stock Exchange Listing	70

7.20	Assumption of Trust Preferred Securities	70

Article VIII CONDITIONS PRECEDENT		72

8.1	Conditions to Each Party’s Obligation to Effect the Merger	72

8.2	Conditions to Obligations of Company	72

8.3	Conditions to Obligations of First Bancorp	74

Article IX TERMINATION AND EFFECT OF TERMINATION		75

9.1	Termination	75

9.2	Effect of Termination	76

iv

Article X GENERAL PROVISIONS		78

10.1	Nonsurvival of Representations, Warranties and Agreements	78

10.2	Amendment	78

10.3	Extension; Waiver	78

10.4	Expenses	78

10.5	Notices	79

10.6	Interpretation	80

10.7	Counterparts	80

10.8	Entire Agreement	80

10.9	Governing Law; Jurisdiction	81

10.10	Waiver of Jury Trial	81

10.11	Assignment; Third-Party Beneficiaries	81

10.12	Specific Performance	82

10.13	Severability	82

10.14	Confidential Supervisory Information	82

10.15	Delivery by Electronic Transmission	82

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2026 (this “Agreement”), by and between First Bancorp of Indiana, Inc., an Indiana corporation (“First Bancorp”), and First Capital, Inc., an Indiana corporation (“Company”).

W I T N E S S E T H:

WHEREAS, Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and owns all of the outstanding shares of First Harrison Bank, an Indiana state-chartered commercial bank and a wholly owned Subsidiary of Company (“Company Bank”);

WHEREAS, First Bancorp is a registered bank holding company under the BHC Act and owns all of the outstanding shares of First Federal Savings Bank, an Indiana state-chartered commercial bank and a wholly owned Subsidiary of First Bancorp (“First Federal Savings Bank”);

WHEREAS, the Board of Directors of First Bancorp has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of First Bancorp and First Bancorp’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by First Bancorp of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Company and Company’s shareholders, and (ii) approved the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of First Bancorp, subject to the terms of this Agreement, has resolved to recommend that First Bancorp’s shareholders approve this Agreement and to submit this Agreement to First Bancorp’s shareholders for approval;

WHEREAS, concurrently with the execution of this Agreement, each of the directors of First Bancorp will execute and deliver to Company a voting agreement in the form mutually agreed upon by the parties (the “First Bancorp Voting Agreement”); and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

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NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINED TERMS

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of First Bancorp and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting or nonvoting securities of First Bancorp or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Bancorp, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting or nonvoting securities of First Bancorp or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Bancorp, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving First Bancorp or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of First Bancorp.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Bank Merger” shall have the meaning set forth in Section 2.12.

“Bank Merger Agreement” means an agreement and plan of merger in substantially the form set forth in Exhibit A.

“Bank Merger Certificates” means such certificates of merger and articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective.

“Base Pay” means with respect to a Continuing Employee and determined as of immediately prior to the Effective Time, such employee’s weekly rate of base compensation, before any pre-tax or other deductions and excluding overtime, bonuses, commissions, incentive compensation, equity compensation, and any other supplemental or contingent pay, calculated as follows: (a) for a salaried employee, the employee’s annual base salary divided by fifty-two (52); and (b) for an hourly employee, the employee’s regular hourly rate of pay multiplied by the number of hours in the employee’s regularly scheduled work week (or, if the employee has no regularly scheduled work week, the employee’s average weekly hours worked during the twelve (12) full calendar months preceding the month in which the employee’s employment terminates).

“BHC Act” has the meaning set forth in the Recitals.

“Certificate” has the meaning set forth in Section 2.5(c).

“Change of Recommendation” means an action by the Board of Directors of First Bancorp or any committee thereof to withdraw, qualify or modify, in a manner adverse to Company, the First Bancorp Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the First Bancorp Board Recommendation.

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“Chosen Courts” has the meaning set forth in Section 10.9(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company 401(k) Plan” has the meaning set forth in Section 7.5(c).

“Company Approval” has the meaning set forth in Section 5.2(a).

“Company Bank” has the meaning set forth in the Recitals.

“Company Benefit Plans” means all plans, programs, agreements and arrangements of the type described in the definition of “First Bancorp Benefit Plans” that are maintained, contributed to, or required to be contributed to or otherwise binding upon Company or any of its Subsidiaries, or with respect to which Company or any of its Subsidiaries has any liability, contingent or otherwise.

“Company Bylaws” has the meaning set forth in Section 5.1(a).

“Company Charter” has the meaning set forth in Section 5.1(a).

“Company Common Stock” means the common stock of Company.

“Company Contract” has the meaning set forth in Section 5.20(a).

“Company Disclosure Schedule” means the disclosure schedule delivered by Company to First Bancorp concurrently with this Agreement.

“Company Loans” has the meaning set forth in Section 5.13.

“Company Real Property” has the meaning set forth in Section 5.19(a).

“Company SEC Reports” has the meaning set forth in Section 5.8.

“Company Subsidiary” means each Subsidiary of Company.

“Company Qualified Plan” has the meaning set forth in Section 5.18(b).

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement between Company and First Bancorp, dated as of September 12, 2025.

“Continuing Employee” has the meaning set forth in Section 7.5(a).

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“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Data Conversion” has the meaning set forth in Section 7.15(a).

“Dissenters’ Rights Exercise” has the meaning set forth in Section 2.7(c).

“Dissenting Shares” means shares of First Bancorp Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly exercised dissenters’ rights of such shares in connection with the Merger in accordance with Chapter 44 of the IBCL (Ind. Code § 23-1-44) and (ii) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (through failure to perfect or otherwise).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law or agency requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESOP” has the meaning set forth in Section 7.5(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.1.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Exchange Ratio” has the meaning set forth in Section 2.5(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

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“Financial Statements” has the meaning set forth in Section 4.6(a).

“First Bancorp 401(k) Plan” has the meaning set forth in Section 7.5(c).

“First Bancorp Benefit Plans” means all “employee benefit plans” (as defined in ERISA) whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, savings, supplemental retirement, retention, bonus, employment, consulting, independent contractor, fringe benefit, perquisite, educational assistance, adoption assistance, employee loan, rabbi trust, change in control, termination or severance, commission, salary-continuation, restrictive covenant, or other compensation or benefit plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to, or required to be contributed to or otherwise binding upon First Bancorp or any of its Subsidiaries, or with respect to which First Bancorp or any of its Subsidiaries has any liability, contingent or otherwise.

“First Bancorp Board Recommendation” means the recommendation by the Board of Directors of First Bancorp that the shareholders of First Bancorp approve this Agreement and the Merger.

“First Bancorp Bylaws” means the Bylaws of First Bancorp, as in effect as of the date of this Agreement.

“First Bancorp Charter” means the Articles of Incorporation of First Bancorp.

“First Bancorp Common Stock” means the common stock, par value $0.01 per share, of First Bancorp.

“First Bancorp Contract” means each contract, arrangement, commitment or understanding of the type described in Section 4.14(a), as set forth in the First Bancorp Disclosure Schedule.

“First Bancorp Disclosure Schedule” means the disclosure schedule delivered by First Bancorp to Company concurrently with this Agreement.

“First Bancorp Indemnified Party” has the meaning set forth in Section 7.6.

“First Bancorp IT Systems” means all information management equipment and systems necessary to or used in the business of First Bancorp and its Subsidiaries, including all software, databases, data systems, computer hardware and other information and communications technology systems.

“First Bancorp Leased Properties” has the meaning set forth in Section 4.19.

“First Bancorp Owned Properties” has the meaning set forth in Section 4.19.

“First Bancorp Meeting” means the meeting of First Bancorp’s shareholders called for the purpose of obtaining the Requisite First Bancorp Vote required in connection with this Agreement and the Merger.

5

“First Bancorp Preferred Stock” has the meaning set forth in Section 4.2(a).

“First Bancorp Qualified Plan” has the meaning set forth in Section 4.11(d).

“First Bancorp Real Property” has the meaning set forth in Section 4.19.

“First Bancorp Regulatory Agreement” has the meaning set forth in Section 4.15.

“First Bancorp Related Party” has the meaning set forth in Section 4.28.

“First Bancorp Restricted Stock Award” means each award of a share of First Bancorp Common Stock subject to vesting, repurchase or other lapse restriction that was outstanding as of the date of this Agreement and remains outstanding as of immediately prior to the Effective Time.

“First Bancorp Security Breach” means any breach of security leading to the accidental or unlawful destruction, loss, alteration, unavailability, unauthorized disclosure or processing of, or access to, Personal Data transmitted, stored or otherwise processed; the unauthorized acquisition or processing of Personal Data that compromises the security, confidentiality, or integrity of Personal Data; ransomware, malware, or unauthorized access to First Bancorp IT Systems; or any incident defined as a personal data breach, security breach, security incident, data breach or similar term in applicable laws.

“First Bancorp Subordinated Debt Securities” has the meaning set forth in Section 4.2(b).

“First Bancorp Subsidiary” means each Subsidiary of First Bancorp.

“First Bancorp TRUPS” has the meaning set forth in Section 4.2(b).

“First Bancorp Voting Agreement” has the meaning set forth in the Recitals.

“First Federal Savings Bank” has the meaning set forth in the Recitals.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality or SRO.

“Hazardous Material” means materials, substances, wastes, chemical substances, or mixtures listed, defined, designated, classified or regulated as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or a “contaminant,” or otherwise regulated under any Environmental Laws, whether by type or quantity, including pesticides, oil or other petroleum products or byproducts, asbestos or materials containing or presumed to contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, and mold or other fungi.

“IBCL” means the Indiana Business Corporation Law.

“Indiana Secretary” means the Secretary of State of the State of Indiana.

6

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications for registration thereof; patents and patent applications, all improvements thereto, and renewals, extensions or reissues thereof; trade secrets; and copyright registrations or applications for registration of copyrights, and renewals or extensions thereof.

“IRS” means the Internal Revenue Service.

“KBW” has the meaning set forth in Section 4.7.

“Liens” means liens, pledges, charges, encumbrances and security interests whatsoever.

“Loans” has the meaning set forth in Section 4.23(a).

“Material Adverse Effect” has the meaning set forth in Section 4.8(c).

“Materially Burdensome Regulatory Condition” means any action, commitment, condition or restriction that would require Company to raise additional capital or reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, or on First Bancorp and its Subsidiaries, taken as a whole, in each case after giving effect to the Merger.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Multiemployer Plan” has the meaning set forth in Section 4.11(f).

“Net Equity” means the “total equity capital” of First Bancorp calculated in accordance with GAAP, as applied on a consistent basis, and the requirements of the applicable Governmental Entities, and specifically in the manner as reported on Schedule SC –Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies – FR Y-9SP; provided, that there shall be excluded from the calculation of “total equity capital” (i) any accumulated other comprehensive income, (ii) any fees or expenses (including, without limitation, (A) any change in control payments, any retention bonus payments, any paid time off or other employee benefit plan related expenses or payments; (B) termination fees or penalties required or deemed necessary by First Bancorp under any agreement, contract, lease or other arrangement with a third party (including any termination fees, deconversion fees, penalties or other fees related to the termination of First Federal Savings Bank’s core processor or data processing agreements); and (C) any fees and expenses of attorneys, accountants, financial advisers and investment bankers), net of any associated Tax, incurred or accrued by First Bancorp in connection with this Agreement and the consummation of the transactions contemplated hereby, and (iii) any fees or expenses incurred by First Bancorp at the request of Company, including any early termination fees or penalties, net of any associated Tax, incurred or accrued by First Bancorp in connection with the termination of any agreement at the request or direction of Company.

“New Plans” has the meaning set forth in Section 7.5(b).

7

“Notice Period” has the meaning set forth in Section 7.9(g)(iv).

“Notifying Party” has the meaning set forth in Section 7.8.

“OREO Property” has the meaning set forth in Section 4.17(j).

“Permitted Encumbrances” means statutory Liens securing payments not yet due, Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” has the meaning set forth in Section 10.6.

“Personal Data” has the meaning set forth in Section 4.13(b).

“Premium Cap” has the meaning set forth in Section 7.6(b).

“Proxy Statement-Prospectus” has the meaning set forth in Section 7.18.

“Registration Statement” has the meaning set forth in Section 7.18.

“Regulatory Agencies” means any state regulatory authority, the Federal Reserve Board, the FDIC, any foreign regulatory authority, and any self-regulatory organization.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, spillage, dispersal, leaching, migration or other movement of a Hazardous Material into the indoor or outdoor environment or into or out of First Bancorp Real Property, including the movement of contaminants through or in the air, soil, surface water, groundwater, land surface or subsurface.

“Representatives” means, with respect to First Bancorp and its Subsidiaries, their officers, directors, employees, agents, advisors and representatives, and, with respect to Company and its Subsidiaries, their respective officers, directors, employees, agents, advisors and representatives.

“Requisite First Bancorp Vote” means the affirmative vote of the holders of a majority of the voting power of all shares of First Bancorp Common Stock entitled to vote on the approval of this Agreement.

“Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders, waivers, non-objections or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board, (ii) the Indiana Department of Financial Institutions, (iii) the FDIC, and (iv) any other approvals set forth in Sections 4.4 and 5.3, in each case that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those other authorizations, consents, orders, waivers, non-objections or approvals the failure of which to be obtained would, either individually or in the aggregate, have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, after giving effect to the Merger.

8

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Dividend” has the meaning set forth in Section 7.14.

“SRO” means any self-regulatory organization.

“Subordinated Debt Assumption” has the meaning set forth in Section 7.20.

“Subordinated Debt Documents” has the meaning set forth in Section 7.20.

“Subsidiary” has the meaning set forth in Section 2(d) of the BHC Act.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of First Bancorp that the Board of Directors of First Bancorp (or a duly authorized committee thereof) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to First Bancorp’s shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (C) after taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by Company.

“Surviving Corporation” means Company, in its capacity as the surviving corporation in the Merger.

“Takeover Statute” means any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

“Tax” or ”Taxes” means all U.S. federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by a Tax Authority together with all penalties, interest and additions to tax imposed by a Tax Authority.

“Tax Authority” means the IRS or any other Governmental Entity with the authority to impose, collect, regulate and administer Taxes and Tax Returns.

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“Tax Return” means any return, declaration, report, claim for refund or statement relating to Taxes required to be supplied to a Tax Authority, including any applicable schedule, attachment or amendment.

“Termination Date” means one year from the date of this Agreement.

“Termination Fee” has the meaning set forth in Section 9.2(b).

“TRUPS Assumption” has the meaning set forth in Section 7.20.

“TRUPS Documents” has the meaning set forth in Section 7.20.

“Withheld Restricted Shares” has the meaning set forth in Section 2.6.

“Withholding Agent” has the meaning set forth in Section 3.2(d).

Article II
THE MERGER

2.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the IBCL, at the Effective Time, First Bancorp shall merge with and into Company (the “Merger”). Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Indiana. Upon consummation of the Merger, the separate corporate existence of First Bancorp shall terminate.

2.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m. Eastern time, on a date designated by Company, provided that such date shall be no later than thirty (30) days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date, time or place is agreed to in writing by First Bancorp and Company. The date on which the Closing occurs is referred to as the “Closing Date.”

2.3            Effective Time. The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “Articles of Merger”) to be filed with the Indiana Secretary on the Closing Date. The term “Effective Time” shall be the date and time at which the articles of merger become effective as set forth in the Articles of Merger.

2.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the IBCL.

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2.5            Conversion of First Bancorp Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, First Bancorp or any holder of securities thereof:

(a)            At the Effective Time, each share of First Bancorp Common Stock issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.5(b), Section 2.5(d) and Section 2.7, shall be converted into the right to receive 0.3075 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of Company Common Stock, together with cash in lieu of any fractional share of Company Common Stock as provided in Section 3.2(f) (the shares of Company Common Stock so issuable, together with such cash in lieu of fractional shares, the “Merger Consideration”). The Exchange Ratio is fixed and shall not be adjusted based on changes in the market price of Company Common Stock between the date of this Agreement and the Effective Time.

(b)            All shares of First Bancorp Common Stock, except for Dissenting Shares and shares of First Bancorp Common Stock owned by First Bancorp as treasury stock or owned by First Bancorp or Company (provided that, shares of First Bancorp Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted shall, in each case, not be considered to be owned by First Bancorp or Company for purposes of this Section 2.5), shall be converted into the right to receive the Merger Consideration in accordance with Section 2.5(a), without interest.

(c)            All of the shares of First Bancorp Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of First Bancorp Common Stock) previously representing any such shares of First Bancorp Common Stock shall thereafter represent only the right to receive the Merger Consideration. Certificates previously representing shares of First Bancorp Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 3.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of First Bancorp Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give First Bancorp and the holders of First Bancorp Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit First Bancorp to take any action with respect to the outstanding shares of First Bancorp Common Stock that is expressly prohibited by the terms of this Agreement.

(d)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of First Bancorp Common Stock that are owned by First Bancorp as treasury stock or owned by First Bancorp or Company (provided that, shares of First Bancorp Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted shall, in each case, not be considered to be owned by First Bancorp or Company for purposes of this Section 2.5) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

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(e)            If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then, subject to Section 3.2(d), the Exchange Agent shall withhold and deduct from the Merger Consideration otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines are necessary based on the information supplied by the registered holder.

2.6            Treatment of Restricted Stock. At the Effective Time, each First Bancorp Restricted Stock Award shall fully vest and be cancelled and converted automatically (without any further action on the part of the applicable holder) into the right to receive the Merger Consideration in respect of each share of First Bancorp Common Stock underlying the First Bancorp Restricted Stock Award. Company shall issue the consideration described in this Section 2.6 corresponding to First Bancorp Restricted Stock Awards that vest in accordance with this Section 2.6, less applicable Tax withholdings, in a manner consistent with the procedures for all other shares of First Bancorp Common Stock outstanding as of immediately prior to the Effective Time as set forth in Section 3.2 of this Agreement; provided, that any shares in respect of a First Bancorp Restricted Stock Award that the applicable holder duly elects to be withheld for purposes of paying any applicable Tax withholding (“Withheld Restricted Shares”), the Withheld Restricted Shares shall be deemed not issued and outstanding shares of First Bancorp Common Stock as of immediately prior to the Effective Time (and at all times thereafter). At or prior to the Effective Time, First Bancorp, the Board of Directors of First Bancorp and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.6.

2.7            Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.7, any Dissenting Shares shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 2.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Chapter 44 of the IBCL (Ind. Code § 23-1-44). From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

(b)            Notwithstanding the provisions of Section 2.7(a), if any holder of First Bancorp Common Stock who has duly and validly exercised dissenters’ rights of such shares in connection with the Merger in accordance with Indiana law effectively withdraws or loses such dissenters’ rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 2.5 hereto with respect to such shares pursuant to and in accordance with this Agreement.

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(c)            First Bancorp shall give Company reasonably prompt written notice of the receipt by First Bancorp of any written notice of any demand for dissenters’ rights for any First Bancorp Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to Indiana law and received by First Bancorp that relate to any such exercise of dissenters’ rights (each, a “Dissenters’ Rights Exercise”). First Bancorp shall keep Company reasonably informed of the status of any Dissenters’ Rights Exercise or any threatened Dissenters’ Rights Exercise, and shall consult with Company in good faith with respect thereto; provided that First Bancorp shall retain sole decision-making authority with respect to the conduct and resolution of any such matter prior to the Effective Time. Notwithstanding the foregoing, First Bancorp shall not voluntarily make any payment with respect to, or settle or offer to settle, any Dissenters’ Rights Exercise prior to the Effective Time without the prior written approval of Company.

2.8            Company Common Stock. At and after the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Company and shall not be affected by the Merger.

2.9            Articles of Incorporation of Surviving Corporation. At the Effective Time, the articles of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.10          Bylaws of Surviving Corporation. At the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.11          Officers and Directors of Surviving Corporation. Subject to the appointment of Michael Head to the Board of Directors of Company pursuant to Section 7.17, the officers and directors of Company as of immediately prior to the Effective Time shall be the officers and directors, respectively, of the Surviving Corporation, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

2.12          Bank Merger. Simultaneous with, or at such later time after the Effective Time as Company may determine in its sole discretion, First Federal Savings Bank will merge (the “Bank Merger”) with and into Company Bank. Company Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of First Federal Savings Bank shall cease. The Bank Merger shall be implemented pursuant to the Bank Merger Agreement. First Bancorp and Company shall cause First Federal Savings Bank and Company Bank to execute the Bank Merger Certificates immediately following the Effective Time or at such later time as Company may determine.

2.13          Real Property Holding Corporation Deliverable. At the Closing, First Bancorp shall deliver to Company an affidavit and notice addressed to the IRS, executed by First Bancorp under penalties of perjury, stating that First Bancorp is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, dated as of the Closing Date and in the form and substance as required under Treasury Regulations Section 1.1445-2(c) and 1.897-2(h).

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Article III
EXCHANGE OF SHARES

3.1            Company to Make Merger Consideration Available. Prior to the Effective Time, Company shall deposit, or shall cause to be deposited, with an exchange agent designated by Company and reasonably acceptable to First Bancorp (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, (i) certificates or evidence of book-entry shares representing the shares of Company Common Stock issuable as Merger Consideration pursuant to Section 2.5 and (ii) cash sufficient to pay any cash in lieu of fractional shares of Company Common Stock pursuant to Section 3.2(f) (such shares of Company Common Stock and cash being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 2.5 and paid pursuant to Section 3.2 in exchange for outstanding shares of First Bancorp Common Stock.

3.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Company shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of First Bancorp Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article II, a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares represented by such Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor the Merger Consideration, consisting of the shares of Company Common Stock (which shall be issued in book-entry form) and any cash in lieu of a fractional share payable pursuant to Section 3.2(f), to which such holder of First Bancorp Common Stock shall have become entitled pursuant to the provisions of Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates with respect to Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.

(b)            After the Effective Time, there shall be no transfers on the stock transfer books of First Bancorp of the shares of First Bancorp Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (other than Certificates with respect to Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

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(c)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of First Bancorp for twelve (12) months after the Effective Time shall be paid to Company. Any former shareholder of First Bancorp that has not theretofore complied with this Article III shall thereafter look only to Company for payment of the Merger Consideration, in respect of each former share of First Bancorp Common Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon; provided that, for the avoidance of doubt, any such former shareholder shall retain the right to claim payment of the Merger Consideration from Company in accordance with Section 3.2(a). Notwithstanding the foregoing, none of Company, First Bancorp, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of First Bancorp Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)            Each of Company and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that such Withholding Agent shall make commercially reasonable efforts to provide written notice to the applicable payee at least three (3) days prior to the Closing Date of its intent to deduct or withhold and the basis for such deduction or withholding before any such deduction or withholding is made, and reasonably cooperate with such payee in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for such payee to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding; provided, further, that no advance notice shall be required with respect to any withholding resulting from the applicable payee's failure to timely provide valid documentation, withholding for which advance notice is prohibited by applicable law, or withholding for which advance notice is not reasonably practicable under the circumstances. To the extent that amounts are so withheld, such withheld amounts (i) will be paid over by the applicable Withholding Agent to the appropriate Tax Authority and (ii) will be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(e)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Company, the posting by such person of a bond in such amount as Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration; provided, that Company shall not require the posting of such a bond in the event that the Person making such an affidavit is an individual and the aggregate monetary value of Merger Consideration to be paid to such Person is less than $5,000.

(f)            No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of any fractional share, each holder of First Bancorp Common Stock who would otherwise be entitled to a fractional share of Company Common Stock (after aggregating all shares of First Bancorp Common Stock delivered by such holder) shall receive an amount in cash, without interest and rounded to the nearest cent, determined by multiplying such fractional share by the volume weighted average closing sale price of one share of Company Common Stock on the Nasdaq Stock Market for the five (5) trading days ending on the trading day immediately preceding the Closing Date.

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(g)            No dividends or other distributions declared or made with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock that such holder is entitled to receive hereunder until such holder surrenders such Certificate in accordance with this Article III. Following such surrender, there shall be paid to such holder, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

Article IV
REPRESENTATIONS AND WARRANTIES OF FIRST BANCORP

Except (a) as disclosed in the First Bancorp Disclosure Schedule or (b) as expressly contemplated by this Agreement; provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the First Bancorp Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Bancorp that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, nor shall it be deemed an admission to any third party of any liability or obligation or of any breach or violation of any contract or applicable law, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, First Bancorp hereby represents and warrants to Company as follows:

4.1            Corporate Organization.

(a)            First Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. First Bancorp has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. First Bancorp is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bancorp.

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(b)            True and complete copies of the First Bancorp Charter and the First Bancorp Bylaws, as in effect as of the date of this Agreement, have previously been made available by First Bancorp to Company.

(c)            Each First Bancorp Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority necessary to own or lease its properties and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bancorp. Except for restrictions on dividends or distributions (x) set forth in the First Bancorp Disclosure Schedule, (y) generally applicable to all such regulated entities, in the case of a Subsidiary that is a regulated entity, or (z) under applicable law, there are no restrictions on the ability of any Subsidiary of First Bancorp to pay dividends or distributions. The deposit accounts of each Subsidiary of First Bancorp that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due or properly accrued in all material respects, and no proceedings for the termination of such insurance are pending or, to the knowledge of First Bancorp, threatened. Section 4.1(c) of the First Bancorp Disclosure Schedule sets forth a true and complete list of all Subsidiaries of First Bancorp as of the date hereof.

4.2            Capitalization.

(a)            The authorized capital stock of First Bancorp consists of 9,000,000 shares of First Bancorp Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “First Bancorp Preferred Stock”). As of the date hereof, there were (i) 1,712,058 shares of First Bancorp Common Stock issued and outstanding, (ii) 814,447 shares of First Bancorp Common Stock held in treasury and (iii) no shares of First Bancorp Preferred Stock outstanding. As of the date of this Agreement, except for 3,089 shares of First Bancorp Common Stock subject to outstanding First Bancorp Restricted Stock Awards, there are no outstanding subscriptions, equity or equity-based compensation awards (including stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests) or other shares of capital stock or other equity or voting securities of First Bancorp issued, reserved for issuance or outstanding. All of the issued and outstanding shares of First Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of First Bancorp may vote. As of the date of this Agreement, except for any ungranted and unissued First Bancorp Restricted Stock Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating First Bancorp to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of First Bancorp Common Stock or any other securities of First Bancorp (whether voting or nonvoting), and there are no equity based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of First Bancorp or any of its Subsidiaries) outstanding.

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(b)            Section 4.2(b) of the First Bancorp Disclosure Schedule sets forth a full and correct list of all subordinated debt securities of First Bancorp issued or outstanding (“First Bancorp Subordinated Debt Securities”). There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which First Bancorp or any of its Subsidiaries is a party with respect to the voting or transfer of First Bancorp Common Stock or other equity interests of First Bancorp. No Subsidiary of First Bancorp owns any shares of capital stock of First Bancorp. Section 4.2(b) of the First Bancorp Disclosure Schedule sets forth a full and correct list of all trust preferred securities of First Bancorp issued or outstanding (“First Bancorp TRUPS”).

(c)            As of the date of this Agreement, First Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of First Bancorp Subsidiaries, free and clear of any Liens, except for Liens set forth in Section 4.2(c) of the First Bancorp Disclosure Schedule, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.2(c) of the First Bancorp Disclosure Schedule, no First Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)            First Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of First Bancorp. The Board of Directors of First Bancorp has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of First Bancorp and its shareholders and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of First Bancorp and has adopted a resolution to the foregoing effect. Except for the Requisite First Bancorp Vote, and the adoption and approval of the Bank Merger Agreement by First Bancorp as its sole shareholder, no other corporate proceedings on the part of First Bancorp are necessary to approve this Agreement or to consummate the transactions contemplated hereby. As of the date hereof, the members of the Board of Directors of First Bancorp have the sole power to vote or direct the voting of 237,334 shares of First Bancorp Common Stock. This Agreement has been duly and validly executed and delivered by First Bancorp and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of First Bancorp, enforceable against First Bancorp in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by First Bancorp nor the consummation by First Bancorp of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by First Bancorp with any of the terms or provisions hereof, will (i) assuming the Requisite First Bancorp Vote is obtained, violate any provision of First Bancorp Charter or First Bancorp Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 and the Requisite First Bancorp Vote are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Bancorp or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bancorp.

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4.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board, and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Indiana Department of Financial Institutions, and approval of such applications, filings, and notices, (c) the filing of any required applications, filings or notices with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 4.4 of the First Bancorp Disclosure Schedule or Section 5.3 of the Company Disclosure Schedule and approval of such applications, filings and notices, (e) the filing of the Articles of Merger with the Indiana Secretary pursuant to the IBCL, and the Bank Merger Certificates with the Indiana Department of Financial Institutions, and (f) any filings by Company with the SEC and state securities authorities in connection with the issuance of Company Common Stock in the Merger and the approval of the listing of such Company Common Stock on the Nasdaq Stock Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by First Bancorp of this Agreement or (ii) the consummation by First Bancorp of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of First Bancorp, there is no reason why the regulatory approvals and consents will not be received in order to permit consummation of the Merger and the other transactions contemplated hereby on a timely basis.

4.5            Reports. First Bancorp and each of its Subsidiaries have timely filed or furnished, in all material respects, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since June 30, 2024, with Regulatory Agencies, including any report, registration or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were, in each case, complete and accurate in all material respects and complied in all material respects with all applicable laws. Subject to Section 10.14 and except as set forth on Section 4.5 of the First Bancorp Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of First Bancorp and its Subsidiaries, (i) no Regulatory Agency has initiated or, to the knowledge of First Bancorp, has pending any proceeding or investigation into the business or operations of First Bancorp or any of its Subsidiaries since June 30, 2024, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of First Bancorp or any of its Subsidiaries and (iii) there have been no formal or, to the knowledge of First Bancorp, informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of First Bancorp or any of its Subsidiaries since June 30, 2024, except, in the case of each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Bancorp.

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4.6            Financial Statements.

(a)            The balance sheets as of June 30, 2024, June 30, 2025 and June 30, 2026 and the related statements of income and cash flows for the fiscal years ended on June 30, 2024, June 30, 2025 and June 30, 2026 (collectively, the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of First Bancorp and First Federal Savings Bank, as applicable, (ii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of First Bancorp and First Federal Savings Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth, and (iii) have been prepared in accordance with GAAP and audited by an independent public accounting firm.

(b)            The interim balance sheet as of September 30, 2026 and statement of income and cash flows for the three-month period ended September 30, 2026 have been prepared on a basis consistent with the Financial Statements and fairly present in all material respects the results of operations and financial position of First Bancorp and First Federal Savings Bank, as applicable, as of the dates and for the periods indicated (subject to normal year-end audit adjustments, none of which are expected to be material in nature or amount, and the absence of notes).

(c)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Bancorp, neither First Bancorp nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet of First Bancorp or First Federal Savings Bank prepared in accordance with applicable regulatory reporting guidelines, except for those liabilities that are reflected or reserved against on the balance sheet of First Bancorp or First Federal Savings Bank as of June 30, 2026, including any notes thereto, or incurred in the ordinary course of business since June 30, 2026 or in connection with this Agreement and the transactions contemplated hereby.

(d)            The records, systems, controls, data and information of First Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Bancorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Bancorp. First Bancorp (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable regulatory reporting guidelines and (B) ensure that material information relating to First Bancorp, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Bancorp by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to First Bancorp’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which would reasonably be expected to adversely affect First Bancorp’s ability to record, process, summarize and report financial information, and (B) to the knowledge of First Bancorp, any fraud, whether or not material, that involves management or other employees who have a significant role in First Bancorp’s internal controls over financial reporting.

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(e)            Since June 30, 2024, (i) neither First Bancorp nor any of its Subsidiaries, nor, to the knowledge of First Bancorp, any director, officer, employee, auditor, accountant or representative of First Bancorp or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Bancorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Bancorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing or having represented First Bancorp or any of its Subsidiaries, whether or not employed by First Bancorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Bancorp or any of its officers, directors, employees or agents to the Board of Directors of First Bancorp or any committee thereof or, to the knowledge of First Bancorp, to any director or officer of First Bancorp.

4.7            Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”), neither First Bancorp nor any First Bancorp Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. First Bancorp has disclosed to Company as of the date hereof the aggregate fees provided for in connection with the engagement by First Bancorp of KBW, related to the Merger and the transactions contemplated hereby.

4.8            Absence of Certain Changes or Events.

(a)            Since June 30, 2026, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Bancorp.

(b)            Except in connection with matters contemplated, required or permitted by this Agreement or as set forth in Section 4.8 of the First Bancorp Disclosure Schedule, since June 30, 2026 through the date hereof, First Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business (other than discussions and negotiations related to this Agreement or any other potential strategic transactions) or consistent with past practice.

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(c)            “Material Adverse Effect” means, with respect to Company, First Bancorp or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, acts of terrorism, military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect banks or their holding companies generally, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Entity in response thereto), (E) public disclosure of the execution of this Agreement, compliance with the terms of this Agreement, public disclosure or (except in the case of the representations contained in Sections 4.3(b), 4.4, 4.11(j), 5.2(b) and 5.3) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), or actions expressly required or prohibited by this Agreement, (F) a decline in the market value of a party’s common stock, in and of itself, or the failure, in and of itself, to meet internal or published earnings projections or internal financial forecasts, projections, estimates or predictions (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso), (G) actions or omissions taken with the prior written consent of Company (in the case of First Bancorp) or First Bancorp (in the case of Company), (H) the expenses incurred by First Bancorp or Company in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (I) any modifications or changes to valuation policies and practices, or restructuring charges, in each case taken in connection with the transactions contemplated hereby in accordance with GAAP and at the request of Company (in the case of First Bancorp), or (J) any litigation brought by shareholders of either party relating to this Agreement or the transactions contemplated hereby; except, with respect to subclauses (A), (B), (C) and (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

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4.9            Legal Proceedings.

(a)            Except as disclosed in Section 4.9 of the First Bancorp Disclosure Schedule, neither First Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of First Bancorp, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (i) that are against First Bancorp or any of its Subsidiaries or (ii) that are, to the knowledge of First Bancorp, against any of their current or former directors or executive officers (in their capacities as such), in each case that would reasonably be expected to be, individually or in the aggregate, material to First Bancorp and its Subsidiaries, taken as a whole. Neither First Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of First Bancorp, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature that are of a nature challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Bancorp, any of its Subsidiaries or the assets of First Bancorp or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to prevent, materially delay or materially impair the ability of First Bancorp to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

4.10          Taxes and Tax Returns.

(a)            Each of First Bancorp and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither First Bancorp nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of First Bancorp and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of First Bancorp and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither First Bancorp nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Neither First Bancorp nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of First Bancorp and its Subsidiaries or the assets of First Bancorp and its Subsidiaries. Neither First Bancorp nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Bancorp and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business and consistent with past practice). Neither First Bancorp nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was First Bancorp) or (ii) has any liability for the Taxes of any person (other than First Bancorp or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither First Bancorp nor any of its Subsidiaries has been, within the past three (3) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither First Bancorp nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). First Bancorp is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Liens for Taxes upon any asset of First Bancorp or any of its Subsidiaries, other than Permitted Encumbrances. Neither First Bancorp nor any of its Subsidiaries is a party to or bound by any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law), private letter ruling, technical advice memorandum, or other written agreement or ruling with a Tax Authority relating to Taxes that will bind First Bancorp, Company or any of their respective Subsidiaries after the Effective Time. Neither First Bancorp nor any of its Subsidiaries is required to include any material item of income, or exclude any material item of deduction, in any taxable period (or portion thereof) beginning after the Effective Time as a result of any adjustment under Section 481(a) of the Code (or any similar provision of applicable law), any change in method of accounting made or requested on or before the Effective Time, any installment sale or open transaction entered into on or before the Effective Time, or any prepaid amount received on or before the Effective Time, except in each case as reflected in the Financial Statements or disclosed in Section 4.10 of the First Bancorp Disclosure Schedule. Neither First Bancorp nor any of its Subsidiaries has any material deferred intercompany gain, excess loss account, or similar item under the consolidated return regulations that would reasonably be expected to be taken into account as a result of the transactions contemplated by this Agreement, except as disclosed in the First Bancorp Disclosure Schedule. Neither First Bancorp nor any of its Subsidiaries has taken or agreed to take any action, and First Bancorp is not aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.11          Employee Benefit Plans.

(a)            Section 4.11(a) of the First Bancorp Disclosure Schedule sets forth a true, correct and complete list of all First Bancorp Benefit Plans including all written or unwritten employment, consulting, independent contractor, change-in-control, severance, retention, bonus, commission, deferred compensation, salary-continuation, non-compete, non-solicit, restrictive covenant and other compensatory or employment-related plans, programs, agreements, policies, practices, or arrangements with or for the benefit of any current or former employee, officer, director, consultant, or independent contractor of First Bancorp or its Subsidiaries, whether or not legally enforceable and whether formal or informal.

(b)            First Bancorp has heretofore made available to Company true and complete copies of (i) each First Bancorp Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such First Bancorp Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination letter, opinion letter, advisory letter or similar IRS qualification letter relating to such First Bancorp Benefit Plan, (D) the most recently prepared actuarial report for each First Bancorp Benefit Plan, and (E) IRS confirmations of filings of IRS Forms 1094-B or 1095-C for all relevant years.

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(c)            Each First Bancorp Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, including the Patient Protection and Affordable Care Act of 2010, Public Law No. 111-148, enacted in conjunction with the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder. Within the past six (6) years neither First Bancorp nor any of its Subsidiaries has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and no event has occurred that could reasonably be expected to result in liability under Section 502(i) of ERISA or Section 4975 of the Code. No fiduciary of any First Bancorp Benefit Plan has engaged in any breach of fiduciary responsibility that could reasonably be expected to result in a liability to First Bancorp. Each First Bancorp Benefit Plan and each nonqualified deferred compensation arrangement subject to Section 409A of the Code has been materially operated and administered in compliance with Section 409A of the Code and applicable guidance thereunder.

(d)            The IRS has issued, or the plan is maintained pursuant to a pre-approved document that has received, a favorable determination, opinion or advisory letter with respect to each First Bancorp Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “First Bancorp Qualified Plan”). The aforementioned letter has not been revoked (nor to the knowledge of First Bancorp has revocation been threatened). Each First Bancorp Qualified Plan has been operated in compliance in all respects with the requirements for qualification under Section 401(a) of the Code and the related trust, and, to the knowledge of First Bancorp, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any First Bancorp Qualified Plan or the related trust.

(e)            During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by First Bancorp or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of First Bancorp, no condition exists that presents a material risk to First Bancorp or its ERISA Affiliates of incurring any such liability. The assets of the First Federal Savings Bank 401(k) Plan are sufficient to satisfy all vested benefits thereunder.

(f)            None of First Bancorp, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the immediately preceding six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither First Bancorp, any of its Subsidiaries nor any of their respective ERISA Affiliates has any liability or potential liability under Title IV of ERISA with respect to any Multiemployer Plan, including any withdrawal liability, whether complete or partial.

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(g)            Except as disclosed in Section 4.11(g) of the First Bancorp Disclosure Schedule, neither First Bancorp nor any of its Subsidiaries sponsors any employee benefit plan or has any obligation with respect to an arrangement that provides for any post-employment or post-retirement healthcare or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.

(h)            All contributions required to be made to any First Bancorp Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any First Bancorp Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of First Bancorp. Employee salary reduction contributions and participant loan repayments required to be remitted to any First Bancorp Benefit Plan have been timely remitted in accordance with the terms of the applicable First Bancorp Benefit Plan and applicable law.

(i)            There are no pending or, to the knowledge of First Bancorp, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits, arbitrations, audits, examinations or investigations relating to any First Bancorp Benefit Plan, the assets of any First Bancorp Benefit Plan or First Bancorp or any Subsidiary’s sponsorship, administration or operation of any First Bancorp Benefit Plan, or the fiduciaries thereof, that have been asserted or instituted, and, to the knowledge of First Bancorp, no set of circumstances exists that would reasonably be expected to give rise to a claim, lawsuit, arbitration, audit, examination or investigation.

(j)            Except as disclosed in Section 4.11(j) of the First Bancorp Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in the vesting, exercisability or delivery of, or cause First Bancorp or any of its Subsidiaries to transfer or set aside, any assets to fund any benefits under any First Bancorp Benefit Plan, (ii) result in any increase in the amount or value of, any payment, right or other benefit to any employee or director of First Bancorp or any of its Subsidiaries, (iii) result in any limitation on the right of First Bancorp or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any First Bancorp Benefit Plan or related trust, (iv) result in the forgiveness of indebtedness, (v) require the funding of benefits under any First Bancorp Benefit Plan, or (vi) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. First Bancorp has made available to Company a true, correct, and complete analysis of all payments and benefits that could become payable to any employee, officer, director, consultant, or other service provider in connection with the transactions contemplated by this Agreement, including a person-by-person schedule of all change-in-control, severance, retention, bonus, deferred compensation, salary-continuation, restrictive covenant, and other compensatory payments or benefits.

(k)            Since the date of this Agreement, First Bancorp has not entered into, adopted, amended, modified, terminated, accelerated, funded, or otherwise changed any arrangement that could increase, create, or trigger any change-in-control, severance, retention, bonus, deferred compensation, salary-continuation, restrictive covenant, 280G, 409A, 4999, or similar payment or benefit without Company’s prior written consent.

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(l)            Neither First Bancorp nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up, reimbursement or other payment of Taxes imposed under Section 409A or 4999 of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, result in any payment, acceleration, distribution or benefit that would give rise to any Tax, interest or penalty under Section 409A of the Code.

4.12          Employees.

(a)            Except as disclosed in Section 4.12 of the First Bancorp Disclosure Schedule, there are no pending or, to the knowledge of First Bancorp, threatened material labor grievances or material unfair labor practice claims or charges against First Bancorp or any of its Subsidiaries, or any strikes, work stoppages or other material labor disputes, or, except as would not reasonably be expected to result in material liability to First Bancorp and its Subsidiaries, taken as a whole, any union organizing efforts, collective bargaining matters, employment-related claims, audits, investigations, charges, complaints, demand letters, subpoenas, notices of violation, or proceedings against or involving First Bancorp or any of its Subsidiaries, including any matter before or involving the Equal Employment Opportunity Commission, any state or local civil rights or human rights agency, the United States Department of Labor, any state department of labor, OSHA, the National Labor Relations Board, any unemployment or workers’ compensation agency, or any other Governmental Entity with jurisdiction over employment, labor, wage-payment, whistleblower, retaliation, discrimination, harassment, leave, accommodation, safety, or classification matters.

(b)            Neither First Bancorp nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, labor agreement, neutrality agreement, card-check agreement, or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of First Bancorp or any of its Subsidiaries and, to the knowledge of First Bancorp, there are no organizing efforts by any union or other group or proposed group seeking to represent any employees of First Bancorp and its Subsidiaries.

(c)            First Bancorp and its Subsidiaries are, and since June 30, 2024 have been, in compliance in all material respects with all laws relating to the employment of labor, including any provisions relating to (i) wages, hours, overtime, exempt and non-exempt classification, independent contractor classification, payroll practices, bonuses, commissions, incentive compensation, termination pay, vacation pay, paid time off accrual and payout, sick pay, breaks and rest periods where applicable, expense reimbursements, fringe benefits, employee benefits, health insurance continuation (COBRA), ACA, FMLA, ADA accommodations, military leave, state and local paid sick leave, and the payment and/or accrual of the same and all insurance and all other related costs and expenses; (ii) unlawful, wrongful, or retaliatory or discriminatory or harassing employment, hiring or labor practices; (iii) occupational health and safety standards; or (iv) plant closing, mass layoff, immigration and work authorizations, workers’ compensation, disability rights and benefits, leave requirements, unemployment compensation, whistleblower laws, worker classification, working conditions, driver regulations, privacy and other employment laws, regulations and ordinances. All individuals classified by First Bancorp or any Subsidiary as independent contractors, leased employees or similar service providers have been properly classified in all material respects for purposes of participation in First Bancorp Benefit Plans.

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(d)            Since June 30, 2024, to the knowledge of First Bancorp, no written allegations, complaints, reports, claims, charges, investigations, settlements, demand letters, or proceedings have been made, asserted, threatened in writing, settled, or initiated against First Bancorp or any of its Subsidiaries, or any of their current or former employees, officers, directors, or managers, relating to harassment, sexual harassment, racial harassment, protected-class harassment, discrimination, retaliation, hostile work environment, workplace misconduct, abusive conduct, or other employment-related misconduct.

4.13          Compliance with Applicable Law.

(a)            First Bancorp and each of its Subsidiaries hold, and have held at all times since June 30, 2024, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of First Bancorp, no suspension or cancellation of any such necessary license, franchise, permit or authorization is pending or threatened.

(b)            First Bancorp and each of its Subsidiaries have complied in all material respects with and are not in material violation of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Bancorp or any of its Subsidiaries, including all laws related to data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the Gramm-Leach-Bliley Act, privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Federal Savings Bank has a Community Reinvestment Act rating of “satisfactory” or better. Subject to Section 10.14, since June 30, 2024, neither First Bancorp nor any of its Subsidiaries has been advised in writing of any material supervisory criticism regarding, or received any written notice from any Regulatory Agency asserting any material deficiency in respect of, its compliance with any of the foregoing.

(c)            None of First Bancorp, or its Subsidiaries, or to the knowledge of First Bancorp, any director, officer, employee, agent or other person acting on behalf of First Bancorp or any of its Subsidiaries has, directly or indirectly, (i) used any funds of First Bancorp or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Bancorp or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of First Bancorp or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of First Bancorp or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for First Bancorp or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Bancorp or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

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(d)            First Bancorp maintains a written information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data against any First Bancorp Security Breach. To the knowledge of First Bancorp, since June 30, 2024, First Bancorp has not experienced any First Bancorp Security Breach that would reasonably be expected to be, individually or in the aggregate, material to First Bancorp and its Subsidiaries, taken as a whole. To the knowledge of First Bancorp, there are no material unremediated data security or other technological vulnerabilities with respect to First Bancorp’s information technology systems or networks. Since June 30, 2024, no material claims or actions have been asserted, or to the knowledge of First Bancorp, threatened in writing, against First Bancorp or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts.

(e)            First Bancorp and each of its Subsidiaries have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law. None of First Bancorp, any of its Subsidiaries, or, to the knowledge of First Bancorp, any of its or its Subsidiaries’ directors, officers or employees, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete in all material respects and accurately reflect in all material respects the assets and results of such fiduciary account.

4.14          Certain Contracts.

(a)            Except as set forth in Section 4.14(a) of the First Bancorp Disclosure Schedule, as of the date hereof, neither First Bancorp nor any of its Subsidiaries is a party to or bound by any written contract, arrangement, commitment or understanding (excluding any First Bancorp Benefit Plan):

(i)            which contains a provision that materially limits (or purports to materially limit) the ability of First Bancorp or its Subsidiaries (or, following the Closing, the Surviving Corporation, its Subsidiaries or its affiliates) to engage or compete in any line of business (including geographic restrictions and exclusive or preferential arrangements);

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(ii)            with or to a labor union or guild (including any collective bargaining agreement);

(iii)            other than extensions of credit, other customary banking products offered by First Bancorp and its Subsidiaries or derivatives issued or entered into in the ordinary course of business, which creates future payment obligations to or from First Bancorp or its Subsidiaries in excess of $50,000 per annum, $200,000 in the aggregate, or having a term of five (5) or more years, in each case other than any such contract which is terminable by First Bancorp or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions (other than the condition of notice) ;

(iv)            that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of First Bancorp or its Subsidiaries, taken as a whole;

(v)            for any joint venture, partnership or similar agreement (however named) involving a sharing of profits, losses, costs or liabilities by it with any other person;

(vi)            that requires First Bancorp or its Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on a priority or exclusive basis;

(vii)            that relates to the acquisition or disposition of any business, capital stock or assets of any person (whether by merger, sale of stock, sale of assets or otherwise) under which First Bancorp or its Subsidiaries have or may have a material obligation or liability;

(viii)            that relates to any real property leased, subleased, licensed or occupied by First Bancorp or its Subsidiaries as lessee, sublessee, licensee or occupant;

(ix)            (A) that relates to the incurrence of indebtedness by First Bancorp or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, borrowings from the Federal Reserve Bank discount window and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) or (B) that provides for the guarantee, support, assumption or endorsement by First Bancorp or any of its Subsidiaries of, or any similar commitment by First Bancorp or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $200,000 or more, or (C) the principal purpose of which is to provide for any material indemnification or similar obligations on the part of First Bancorp or any of its Subsidiaries;

(x)            that is a settlement, consent or similar agreement and contains any material continuing obligations of First Bancorp or any of its Subsidiaries;

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(xi)            in which First Bancorp or any of its Subsidiaries grants or is granted a license or similar right under any Intellectual Property, excluding, in each case, (A) contracts providing rights for generally commercially available off-the-shelf software and (B) non-exclusive contracts entered into with customers or suppliers in the ordinary course of business;

(xii)            that contemplates the future sale or issuance of any shares of First Bancorp Common Stock or any other securities of First Bancorp, First Federal Savings Bank or any Subsidiary or affiliate of First Bancorp; or

(xiii)            which is a third-party contract with a registered broker-dealer or registered investment adviser pursuant to which First Bancorp or its Subsidiaries, through their employees, have the regulatory authority and supervisory structure through networking arrangements to offer investment advisory and securities brokerage services.

Neither First Bancorp nor any of its Subsidiaries knows of, or has received written notice of, any material breach, violation or default under any First Bancorp Contract. First Bancorp has made available to Company true, correct and complete copies of each First Bancorp Contract in effect as of the date hereof.

(b)            In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Bancorp, (i) each First Bancorp Contract is valid and binding on First Bancorp or one of its Subsidiaries, as applicable, and in full force and effect, (ii) First Bancorp and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each First Bancorp Contract, (iii) to the knowledge of First Bancorp, each third-party counterparty to each First Bancorp Contract has performed in all material respects all obligations required to be performed by it to date under such First Bancorp Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of First Bancorp or any of its Subsidiaries, or to the knowledge of First Bancorp, any other party thereto, of or under any such First Bancorp Contract and (v) to the knowledge of First Bancorp, no third-party counterparty to any First Bancorp Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any First Bancorp Contract.

4.15          Agreements with Regulatory Agencies. Subject to Section 10.14 (Confidential Supervisory Information), neither First Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since June 30, 2025, a recipient of any supervisory letter from, or since June 30, 2025, has adopted any policies, procedures or board resolutions at the written request of any Regulatory Agency or other Governmental Entity that currently restricts or would reasonably be expected to restrict the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the First Bancorp Disclosure Schedule, a “First Bancorp Regulatory Agreement”), nor has First Bancorp or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity, since June 30, 2025, that it is considering issuing, initiating, ordering, or requesting any such First Bancorp Regulatory Agreement.

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4.16          Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of First Bancorp, any of its Subsidiaries or for the account of a customer of First Bancorp or one of its Subsidiaries, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of First Bancorp or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. First Bancorp and each of its Subsidiaries have duly performed in all material respects their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of First Bancorp, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17          Environmental Matters.

(a)            First Bancorp has made available to Company a list and copies of all material written reports, correspondence, notices, permits, studies, audits, analyses and other information or materials, if any, which are in its possession or control pertaining to environmental surveys or assessments of First Bancorp Real Property and any improvements thereon, the presence or Release of any Hazardous Material on, under, affecting or otherwise involving, any of First Bancorp Real Property, or any violation or alleged violation of Environmental Laws on, under, affecting or otherwise involving First Bancorp Real Property.

(b)            To the knowledge of First Bancorp, there has been no Release of any Hazardous Material on or from any First Bancorp Real Property or any real property that serves as collateral for a Loan, which constitutes a material violation of any Environmental Laws, and there has been no material removal, clean-up or remediation of any Hazardous Material from, on or relating to any First Bancorp Real Property or any real property that serves as collateral for a Loan.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Bancorp, neither First Bancorp nor any of its Subsidiaries has violated any Environmental Laws relating to any First Bancorp Real Property, and, to the knowledge of First Bancorp, there has been no violation of any Environmental Laws relating to any First Bancorp Real Property or any real property that serves as collateral for a Loan, or by any other person for whose liability with respect to any particular matter or violation any of First Bancorp or its Subsidiaries are or are reasonably likely to be responsible or liable.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Bancorp, neither First Bancorp nor its Subsidiaries is subject to any liabilities of any kind and nature which arise under any Environmental Law, or which result from or are based upon the Release of any Hazardous Materials on, from or relating to any of First Bancorp Real Property or, to the knowledge of First Bancorp, any real property that serves as collateral for a Loan.

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(e)            To the knowledge of First Bancorp, no facts, events, or conditions relating to any First Bancorp Real Property, or the operations of any of First Bancorp or its Subsidiaries, will prevent, hinder, or limit continued compliance with Environmental Laws or are reasonably likely to give rise to any litigation, investigation, response, emergency removal, remedial or corrective actions, or liabilities pursuant to Environmental Laws.

(f)            To the knowledge of First Bancorp, no First Bancorp Real Property contains any (i) underground storage tanks, (ii) landfills, (iii) surface impoundments, (iv) asbestos-containing material, (v) toxic mold, or (vi) equipment containing polychlorinated biphenyls.

(g)            To the knowledge of First Bancorp, neither First Bancorp nor its Subsidiaries has transported or arranged for the transportation, treatment, storage, handling, or disposal of any Hazardous Materials generated by or on behalf of First Bancorp or its Subsidiaries to or at any location that is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, listed or proposed for listing on any similar federal, state, or local list, or that is the subject of any federal, state, or local enforcement action, investigation, removal action, remedial action, or other proceeding that would reasonably be expected to form the basis for responsibility or liability against First Bancorp or its Subsidiaries.

(h)            Except as disclosed in Section 4.17 of the First Bancorp Disclosure Schedule, there is no litigation pending or, to the knowledge of First Bancorp, threatened, before any court, governmental agency, or authority or other forum in which First Bancorp or its Subsidiaries have been or, with respect to threatened litigation, would reasonably be expected to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with or liable under any Environmental Law or (ii) relating to the Release of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any First Bancorp Real Property or any site formerly owned, leased, or operated by First Bancorp or its Subsidiaries.

(i)            First Bancorp and its Subsidiaries hold all material permits, licenses, registrations, and other authorizations required under any Environmental Law for the conduct of their respective businesses as currently conducted and the operation of the First Bancorp Real Property and, to the knowledge of First Bancorp, are and have been in compliance in all material respects with each such permit, each such permit is in full force and effect, and neither First Bancorp nor any of its Subsidiaries has received any written notice of any pending or threatened revocation, suspension, non-renewal, or material modification of any such permit.

(j)            With respect to any real property acquired by First Bancorp or any of its Subsidiaries through foreclosure, deed in lieu of foreclosure, or otherwise held as other real estate owned (each, an “OREO Property”), (i) to the knowledge of First Bancorp, there has been no Release of any Hazardous Material on, from, or affecting any OREO Property that constitutes a violation of, or would reasonably be expected to give rise to liability under, any Environmental Laws, and (ii) neither First Bancorp nor any of its Subsidiaries has, in connection with any OREO Property or any real property that serves as collateral for a Loan, participated in the management or operation of such property in a manner that would reasonably be expected to cause First Bancorp or any of its Subsidiaries to be treated as an owner or operator, or otherwise lose the protection of the secured creditor exemption, under any Environmental Laws.

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(k)            Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the representations and warranties set forth in this Section 4.17 (A) do not apply to any property in which First Bancorp or any First Bancorp Subsidiary holds only a security interest, Lien or other collateral interest, including any real property that serves as collateral for a Loan, unless and until First Bancorp or a First Bancorp Subsidiary has acquired title to such property through foreclosure, deed in lieu of foreclosure or similar proceedings, (B) are made only with respect to the period commencing on the date First Bancorp or the applicable First Bancorp Subsidiary acquired legal ownership of (or, in the case of any First Bancorp Leased Property, its leasehold interest in) such property, and do not cover any matters, conditions, events, actions or omissions occurring or existing prior to such acquisition, and (C) do not constitute any representation or warranty by First Bancorp regarding the conduct, actions or omissions of any prior owner, operator or tenant of any such property.

4.18          Investment Securities and Commodities.

(a)            Each of First Bancorp and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Bancorp or its Subsidiaries. Such securities and commodities are valued on the books of First Bancorp in all material respects in accordance with GAAP.

(b)            First Bancorp and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that First Bancorp believes are prudent and reasonable in the context of such businesses, and, to the knowledge of First Bancorp, First Bancorp and its Subsidiaries have been in compliance in all material respects with such policies, practices and procedures since June 30, 2024. Prior to the date of this Agreement, First Bancorp has made available to Company the material terms of such policies, practices and procedures.

4.19          Real Property. First Bancorp or a First Bancorp Subsidiary (a) has good and marketable title to all the real property as disclosed in Section 4.19 of the First Bancorp Disclosure Schedule (the “First Bancorp Owned Properties”), free and clear of all Liens, except Permitted Encumbrances and such imperfections of title as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and (b) is the lessee of all leasehold estates as disclosed in Section 4.19 of the First Bancorp Disclosure Schedule (the “First Bancorp Leased Properties” and, collectively with First Bancorp Owned Properties, the “First Bancorp Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect (except as may be limited by the Enforceability Exceptions) without material default thereunder by the lessee or, to the knowledge of First Bancorp, the lessor. First Bancorp has provided a true and correct copy of each lease of First Bancorp Leased Properties, together with all amendments thereto. There are no pending or, to the knowledge of First Bancorp, threatened condemnation proceedings against First Bancorp Real Property. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the representations and warranties set forth in this Section 4.19 (A) do not apply to any property in which First Bancorp or any First Bancorp Subsidiary holds only a security interest, Lien or other collateral interest, including any real property that serves as collateral for a Loan, unless and until First Bancorp or a First Bancorp Subsidiary has acquired title to such property through foreclosure, deed in lieu of foreclosure or similar proceedings, (B) are made only with respect to the period commencing on the date First Bancorp or the applicable First Bancorp Subsidiary acquired legal ownership of (or, in the case of any First Bancorp Leased Property, its leasehold interest in) such property, and do not cover any matters, conditions, events, actions or omissions occurring or existing prior to such acquisition, and (C) do not constitute any representation or warranty by First Bancorp regarding the conduct, actions or omissions of any prior owner, operator or tenant of any such property.

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4.20          Intellectual Property. First Bancorp and each of its Subsidiaries owns, or is licensed or authorized to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted and, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Bancorp, (a) (i) to the knowledge of First Bancorp, the conduct of First Bancorp and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (ii) since June 30, 2024, no person has asserted in writing to First Bancorp that First Bancorp or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of First Bancorp, no person is challenging, infringing on or otherwise violating, any right of First Bancorp or any of its Subsidiaries with respect to any Intellectual Property owned by First Bancorp or its Subsidiaries, (c) since June 30, 2024, to the knowledge of First Bancorp, neither First Bancorp nor any First Bancorp Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by First Bancorp or any First Bancorp Subsidiary, and (d) First Bancorp and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by First Bancorp and its Subsidiaries.

4.21          State Takeover Laws. The Board of Directors of First Bancorp has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statute.

4.22          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of First Bancorp has received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth in such opinion, the Merger Consideration and the per share Special Dividend, taken together, is fair, from a financial point of view, to the holders of First Bancorp Common Stock (other than Company and its affiliates). Such opinion has not been amended or rescinded as of the date of this Agreement.

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4.23          Loan Portfolio.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets) (collectively, “Loans”) of First Bancorp and its Subsidiaries (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Bancorp and its Subsidiaries as secured Loans, has been secured in all material respects by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, (iii) to the knowledge of First Bancorp, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and (iv) to the knowledge of First Bancorp, none of the Loans of First Bancorp or its Subsidiaries is subject to any material offset or claim of offset; provided, that First Bancorp makes no representation or warranty as to the collectability of any Loan, the value of any collateral securing any Loan or the creditworthiness of any obligor or guarantor. Section 4.23(a) of the First Bancorp Disclosure Schedule is a true, correct and complete list of each Loan of First Bancorp and its Subsidiaries that, as of September 30, 2026, was ninety (90) days or more delinquent in payment of principal or interest or on non-accrual status. Section 4.23(a) of the First Bancorp Disclosure Schedule is a true, correct and complete list of (A) all Loans of First Bancorp and its Subsidiaries that, as of September 30, 2026, were classified by First Bancorp as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (it being understood that no representation is made that any Regulatory Agency would agree with such classifications), together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of First Bancorp or any of its Subsidiaries that, as of September 30, 2026, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Each outstanding Loan of First Bancorp and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Bancorp and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)            Neither First Bancorp nor any of its Subsidiaries is now nor has it been since June 30, 2024, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(d)            There are no outstanding Loans made by First Bancorp or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of First Bancorp or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

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(e)            There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of First Bancorp or its Subsidiaries or an entity controlled by an executive officer or director of First Bancorp or its Subsidiaries during the three (3) years immediately preceding the date hereof.

(f)            First Bancorp’s allowance for credit losses reflected in the Financial Statements (including footnotes thereto) was determined on the basis of First Bancorp’s continuing review and evaluation of the portfolio of the Loans of First Bancorp and its Subsidiaries under the requirements of GAAP and applicable regulatory reporting guidelines, was established in all material respects in a manner consistent with First Bancorp’s internal policies, and, in the reasonable judgment of First Bancorp, was adequate in all material respects under the requirements of GAAP and applicable regulatory reporting guidelines to provide for possible or specific losses, net of recoveries relating to the Loans previously charged-off, on the Loans of First Bancorp and its Subsidiaries; provided, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, any Loan.

4.24          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Bancorp, (a) First Bancorp and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Bancorp reasonably has determined to be prudent and consistent with industry practice, (b) First Bancorp and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the material terms thereof, (c) each such policy is outstanding and in full force and effect, (d) except for policies insuring against potential liabilities of officers, directors and employees of First Bancorp and its Subsidiaries, First Bancorp or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (e) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 4.24 of the First Bancorp Disclosure Schedule sets forth a true and correct list of all claims under any of First Bancorp’s insurance policies in excess of $50,000 related to the business of First Bancorp during the three (3) years immediately preceding the date hereof.

4.25          Information Security.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Bancorp, to the knowledge of First Bancorp, since June 30, 2024, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of First Bancorp and its Subsidiaries, and there are no material unremediated data security or other technological vulnerabilities with respect to its information technology systems or networks.

(b)            First Bancorp and its Subsidiaries have implemented and maintained commercially reasonable information-security, business-continuity, disaster-recovery and incident-response programs, including reasonable administrative, technical and physical safeguards, designed to protect the security, confidentiality, integrity and availability of First Bancorp IT Systems and the data stored or processed thereon, consistent with the requirements of the Gramm-Leach-Bliley Act and the applicable Interagency Guidelines Establishing Information Security Standards.

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(c)            Since June 30, 2024, First Bancorp and its Subsidiaries have contractually required, in all material respects, each material third-party vendor or service provider that has access to First Bancorp IT Systems or such data to maintain appropriate safeguards consistent with applicable law.

4.26          Deposits. The deposit accounts of First Federal Savings Bank (i) have been originated, maintained, administered and documented in compliance in all material respects with all applicable laws, and (ii) are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and no proceeding for the termination or revocation of such insurance is pending or, to the knowledge of First Bancorp, threatened. Except as set forth in Section 4.26 of the First Bancorp Disclosure Schedule, none of the deposits of First Federal Savings Bank is a “brokered deposit” within the meaning of 12 C.F.R. § 337.6(a)(2), and no deposit is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set-off rights, escrow limitations and similar actions taken in the ordinary course of business).

4.27          Information Supplied. None of the information supplied or to be supplied by First Bancorp for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement-Prospectus or any amendment or supplement thereto will, at the date of mailing to the shareholders of First Bancorp and at the time of the First Bancorp Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that First Bancorp is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable provisions of applicable law.

4.28          Related Party Transactions. Except as set forth in Section 4.28 of the First Bancorp Disclosure Schedule, and other than (a) deposit, loan, fiduciary and other banking relationships entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with Persons that are not affiliates and in compliance with Regulation O and Sections 23A and 23B of the Federal Reserve Act and Regulation W, and (b) First Bancorp Benefit Plans and ordinary-course compensation and indemnification arrangements, there are no contracts, transactions, arrangements or understandings, and no outstanding loans, guarantees or other amounts payable to or receivable from, between First Bancorp or any of its Subsidiaries, on the one hand, and, on the other hand, any current director or executive officer, any director or executive officer who served within the three (3) years preceding the date hereof, or, to the knowledge of First Bancorp, any holder of five percent (5%) or more of First Bancorp Common Stock (or any immediate family member or affiliate of, or any entity controlled by, any of the foregoing) (each, a “First Bancorp Related Party”). To the knowledge of First Bancorp, no First Bancorp Related Party has any direct or indirect ownership or financial interest in any Person that has a material business relationship with, or that competes with, First Bancorp or any of its Subsidiaries (other than passive ownership of less than one percent (1%) of the outstanding securities of a publicly traded company). All extensions of credit to, and other transactions with, any First Bancorp Related Party have been made in compliance in all material respects with Regulation O, Sections 23A and 23B of the Federal Reserve Act and Regulation W, and no such extension of credit is presently, or since June 30, 2024 has been, classified by First Bancorp as nonaccrual, past due, restructured or a problem loan.

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4.29          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by First Bancorp in this Article IV, neither First Bancorp nor any other person (except as provided in the First Bancorp Voting Agreement), makes any express or implied representation or warranty with respect to First Bancorp, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Bancorp hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Bancorp nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Bancorp, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Bancorp in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of First Bancorp, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            First Bancorp acknowledges and agrees that neither Company nor any other person on behalf of Company has made or is making, and First Bancorp has not relied upon, any express or implied representation or warranty other than those contained in Article V.

Article V
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the Company Disclosure Schedule or (b) as expressly contemplated by this Agreement; provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item would reasonably be expected to result in a Material Adverse Effect, nor shall it be deemed an admission to any third party of any liability or obligation or of any breach or violation of any contract or applicable law, and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify (1) any other section of this Article V specifically referenced or cross-referenced and (2) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to First Bancorp as follows:

5.1            Corporate Organization.

(a)            Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Company has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. True and complete copies of the Articles of Incorporation of Company (the “Company Charter”) and the Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to First Bancorp.

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(b)            Each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority necessary to own or lease its properties and assets and to carry on its business as now conducted except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due or properly accrued in all material respects, and no proceedings for the termination of such insurance are pending or, to the knowledge of Company, threatened.

5.2            Authority; No Violation.

(a)            Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has adopted a resolution to the foregoing effect. Except for the adoption and approval of the Bank Merger Agreement by Company as Company Bank’s sole shareholder (the “Company Approval”), no other corporate proceedings on the part of Company (including any vote of the shareholders of Company) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by First Bancorp) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

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(b)            Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws, or (ii) assuming that the consents and approvals referred to in Section 5.3 and the Company Approval are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

5.3            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board, and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Indiana Department of Financial Institutions, and approval of such applications, filings, and notices, (c) the filing of any required applications, filings or notices with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 4.4 of the First Bancorp Disclosure Schedule or Section 5.3 of the Company Disclosure Schedule and approval of such applications, filings and notices, (e) the filing of the Articles of Merger with the Indiana Secretary pursuant to the IBCL and the Bank Merger Certificates with the Indiana Department of Financial Institutions, and (f) the filing with the SEC of the Registration Statement and declaration of effectiveness of the Registration Statement, the filing of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, any filings required under state securities laws in connection with the issuance of Company Common Stock in the Merger, and the approval of the listing of such Company Common Stock on the Nasdaq Stock Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of Company, there is no reason why the necessary regulatory approvals and consents will not be received on a timely basis.

5.4            Legal Proceedings.

(a)            Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (i) that are against Company or any of its Subsidiaries, (ii) that are, to the knowledge of Company, against any of their current or former directors or executive officers, in each case that would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (iii) that are of a nature challenging the validity or propriety of the transactions contemplated by this Agreement, in each case that would reasonably be expected to prevent, materially delay or materially impair the ability of Company to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

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(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Company or any of its affiliates) that would reasonably be expected to prevent, materially delay or materially impair the ability of Company to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

5.5            Compliance with Applicable Law. Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws related to data or information that constitutes personal data or personal information under applicable law, the Gramm-Leach-Bliley Act, privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Company’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

5.6            Valid Issuance of Company Common Stock. The shares of Company Common Stock to be issued as Merger Consideration have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights, and will be registered under the Securities Act, pursuant to the registration statement on Form S-4 contemplated by Section 7.18 and issued in compliance with applicable federal and state securities laws.

5.7            Capitalization. The authorized capital stock of Company consists of 7,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were (i) 3,814,003 shares of Company Common Stock issued and 3,344,625 shares of Company Common Stock outstanding, (ii) 469,378 shares of Company Common Stock held in treasury, (iii) 152,630 shares of Company Common Stock reserved for issuance under Company’s equity compensation plans, and (iv) no shares of Company preferred stock issued or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. As of the date of this Agreement, except as set forth in this Section 5.7 or in Section 5.7 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of Company Common Stock or any other equity or voting securities of Company. Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Company Bank, free and clear of any Liens.

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5.8            SEC Reports. Company has timely filed or furnished, in all material respects, all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since December 31, 2024 pursuant to the Securities Act or the Exchange Act (the “Company SEC Reports”). No Company SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

5.9            Financial Statements; Internal Controls.

(a)            The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments immaterial in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the most recent audited consolidated balance sheet of Company included in the Company SEC Reports (including any notes thereto) and for liabilities incurred in the ordinary course of business since the date of such balance sheet or in connection with this Agreement and the transactions contemplated hereby.

(c)            Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of the Board of Directors of Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Since December 31, 2024, (x) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, and (y) no attorney representing Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or, to the knowledge of Company, to any director or officer of Company.

5.10          Absence of Certain Changes or Events. Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

5.11          Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement-Prospectus or any amendment or supplement thereto will, at the date of mailing to the shareholders of First Bancorp and at the time of the First Bancorp Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (except for such portions thereof that relate only to First Bancorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

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5.12          Agreements with Regulatory Agencies. Subject to Section 10.14 (Confidential Supervisory Information), neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2025 a recipient of any extraordinary supervisory letter from, or since December 31, 2025 has adopted any policies, procedures or board resolutions at the written request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Company or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity since December 31, 2025 that it is considering issuing, initiating, ordering or requesting any of the foregoing.

5.13          Loan Portfolio; Allowance for Credit Losses. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets) of Company and its Subsidiaries (collectively, “Company Loans”) (a) was made and has been serviced in all material respects in accordance with Company’s lending standards in the ordinary course of business, (b) is evidenced in all material respects by appropriate and sufficient documentation, and (c) to the knowledge of Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to the Enforceability Exceptions. Company’s allowance for credit losses reflected in the most recent financial statements included in the Company SEC Reports was established in all material respects in accordance with GAAP and applicable regulatory requirements and Company’s existing methodology and, in the reasonable judgment of Company, is adequate in all material respects under such standards; provided, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, any Company Loan.

5.14          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, (b) Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the material terms thereof, (c) to the knowledge of Company, each such policy is outstanding and in full force and effect, and (d) to the knowledge of Company, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

5.15          Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, to the knowledge of Company, since December 31, 2024, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of Company and its Subsidiaries.

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5.16          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to Company. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

5.17          Taxes and Tax Returns. Each of Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business and consistent with past practice). Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past three (3) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). Company is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Liens for Taxes upon any asset of Company or any of its Subsidiaries, other than Permitted Encumbrances. Neither Company nor any of its Subsidiaries is a party to or bound by any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law), private letter ruling, technical advice memorandum, or other written agreement or ruling with a Tax Authority relating to Taxes that will bind Company, First Bancorp or any of their respective Subsidiaries after the Effective Time. Neither Company nor any of its Subsidiaries is required to include any material item of income, or exclude any material item of deduction, in any taxable period (or portion thereof) beginning after the Effective Time as a result of any adjustment under Section 481(a) of the Code (or any similar provision of applicable law), any change in method of accounting made or requested on or before the Effective Time, any installment sale or open transaction entered into on or before the Effective Time, or any prepaid amount received on or before the Effective Time, except in each case as reflected in Company’s financial statements or disclosed in Section 5.17 of the Company Disclosure Schedule. Neither Company nor any of its Subsidiaries has any material deferred intercompany gain, excess loss account, or similar item under the consolidated return regulations that would reasonably be expected to be taken into account as a result of the transactions contemplated by this Agreement, except as disclosed in the Company Disclosure Schedule. Neither Company nor any of its Subsidiaries has taken or agreed to take any action, and Company is not aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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5.18          Employee Benefit Plans.

(a)            Section 5.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans including all written or unwritten employment, consulting, independent contractor, change-in-control, severance, retention, bonus, commission, deferred compensation, salary-continuation, non-compete, non-solicit, restrictive covenant and other compensatory or employment-related plans, programs, agreements, policies, practices, or arrangements with or for the benefit of any current or former employee, officer, director, consultant, or independent contractor of Company or its Subsidiaries, whether or not legally enforceable and whether formal or informal.

(b)            The IRS has issued, or the plan is maintained pursuant to a pre-approved document that has received, a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(c)            During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Company, no condition exists that presents a material risk to Company or its ERISA Affiliates of incurring any such liability. None of Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the immediately preceding six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or any plan subject to Title IV of ERISA, or has any liability or potential liability under Title IV of ERISA with respect to any Multiemployer Plan, including any withdrawal liability, whether complete or partial.

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(d)            All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Company in all material respects.

(e)            There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits, arbitrations, audits, examinations or investigations relating to any Company Benefit Plan, the assets of any Company Benefit Plan or the fiduciaries thereof that would reasonably be expected to result in material liability to Company and its Subsidiaries, taken as a whole.

5.19          Environmental Matters.

(a)            To the knowledge of Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there has been no Release of any Hazardous Material on or from any real property owned, leased or operated by Company or any of its Subsidiaries (the “Company Real Property”) or any real property that serves as collateral for a Company Loan, which constitutes a material violation of any Environmental Laws, and there has been no material removal, clean-up or remediation of any Hazardous Material from, on or relating to any Company Real Property or any real property that serves as collateral for a Company Loan.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (i) neither Company nor any of its Subsidiaries has violated any Environmental Laws relating to any Company Real Property, and, to the knowledge of Company, there has been no violation of any Environmental Laws relating to any Company Real Property or any real property that serves as collateral for a Company Loan, and (ii) neither Company nor any of its Subsidiaries is subject to any liabilities of any kind and nature which arise under any Environmental Law, or which result from or are based upon the Release of any Hazardous Materials on, from or relating to any Company Real Property or, to the knowledge of Company, any real property that serves as collateral for a Company Loan.

(c)            There is no litigation pending or, to the knowledge of Company, threatened, before any court, governmental agency, or authority or other forum in which Company or its Subsidiaries have been or, with respect to threatened litigation, would reasonably be expected to be, named as a defendant (i) for alleged noncompliance with or liability under any Environmental Law or (ii) relating to the Release of any Hazardous Material, in each case that would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(d)            Company and its Subsidiaries hold all material permits, licenses, registrations, and other authorizations required under any Environmental Law for the conduct of their respective businesses as currently conducted and the operation of the Company Real Property and, to the knowledge of Company, are and have been in compliance in all material respects with each such permit.

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(e)            Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the representations and warranties set forth in this Section 5.19 (A) do not apply to any property in which Company or any of its Subsidiaries holds only a security interest, Lien or other collateral interest, including any real property that serves as collateral for a Company Loan, unless and until Company or such Subsidiary has acquired title to such property through foreclosure, deed in lieu of foreclosure or similar proceedings, (B) are made only with respect to the period commencing on the date Company or the applicable Subsidiary acquired legal ownership of (or leasehold interest in) such property, and do not cover any matters, conditions, events, actions or omissions occurring or existing prior to such acquisition, and (C) do not constitute any representation or warranty by Company regarding the conduct, actions or omissions of any prior owner, operator or tenant of any such property.

5.20          Certain Contracts.

(a)              Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Company (or a Current Report on Form 8-K subsequent thereto) (each, a “Company Contract”).

(b)            In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract, (iii) to the knowledge of Company, each third-party counterparty to each Company Contract has performed in all material respects all obligations required to be performed by it to date under such Company Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of Company or any of its Subsidiaries, or to the knowledge of Company, any other party thereto, of or under any such Company Contract and (v) to the knowledge of Company, no third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract.

5.21          Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Company and each of its Subsidiaries have duly performed in all material respects their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

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5.22          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Company in this Article V, or the First Bancorp Voting Agreement, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.

(b)            Company acknowledges and agrees that neither First Bancorp nor any other person on behalf of First Bancorp has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1            Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 6.1 or Section 6.2 of the First Bancorp Disclosure Schedule or Section 6.1 or Section 6.3 of the Company Disclosure Schedule), required by law or any Governmental Entity or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course and consistent with past practice in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to materially adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis; provided, that (i) no action or inaction by First Bancorp or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of clause (a) or (b) of this Section 6.1 unless such action or inaction would constitute a breach of such provision of Section 6.2, and (ii) any action taken, or omitted to be taken, by a party in good faith and reasonably necessary to respond to any emergency, natural disaster, cyber incident or similar event, or to comply with applicable law or any request or directive of any Governmental Entity, shall not be deemed a breach of this Section 6.1.

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6.2            First Bancorp Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 6.2 of the First Bancorp Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Governmental Entity, First Bancorp shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, (other than indebtedness of First Bancorp or any of its wholly owned Subsidiaries to First Bancorp or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank (in each case with a maturity not in excess of six (6) months) and the Federal Reserve Bank discount window, sales of certificates of deposits, and entry into repurchase agreements);

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities except for (A) the Special Dividend subject and pursuant to Section 7.14, (B) regular quarterly cash dividends on First Bancorp Common Stock not exceeding $0.08 per share consistent with past practice, provided that no such regular quarterly dividend payment shall be paid with respect to any calendar quarter for which the holders of First Bancorp Common Stock are entitled to receive a dividend from Company as holders of Company Common Stock (C) dividends paid by any of First Bancorp’s Subsidiaries to First Bancorp or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of First Bancorp Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of First Bancorp Restricted Stock Awards; provided that no such dividends permitted under clause (A) or (B) hereunder shall be paid if such dividend payment results or is likely to result in the Net Equity of First Bancorp being less than Forty-Four Million Five Hundred Thousand Dollars ($44,500,000) either on the payment date or on the Closing Date;

(iii)            grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)            issue, sell, transfer, encumber or otherwise permit to become outstanding any additional shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

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(c)            sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice, including any debt collection or foreclosure transactions, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of First Bancorp;

(e)            (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or material claims under, any First Bancorp Contract (or any contract entered into after the date hereof that would be a First Bancorp Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to First Bancorp, or (ii) enter into any contract that would constitute a First Bancorp Contract if it were in effect on the date of this Agreement;

(f)            except as required by the terms (in effect as of the date hereof) of this Agreement, any First Bancorp Benefit Plan or by applicable law, (i) enter into, adopt, amend or terminate any First Bancorp Benefit Plan or arrangement that would be a First Bancorp Benefit Plan if in effect on the date hereof other than renewals and amendments of broad-based welfare plans in the ordinary course of business consistent with past practice that do not materially increase the cost thereof, (ii) increase the compensation or benefits payable to any current or former employee, director or consultant, other than (A) annual merit increases in base salary or wage rates of employees in the ordinary course of business and consistent with past practice, which shall not exceed an aggregate average increase of more than 3% of current salaries across the total employee base, and (B) annual cash bonuses for the current fiscal year in the ordinary course of business consistent with past practice to the extent such bonuses have been accrued, and as set forth on Section 6.2(f) of the First Bancorp Disclosure Schedule, (iii) except as set forth on Section 6.2(f) of the First Bancorp Disclosure Schedule, pay or award, accelerate the vesting or payment of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus, deferred compensation, salary continuation, restrictive covenant, consulting, independent contractor, collective bargaining agreement or similar agreement or arrangement (other than automatic renewals in accordance with their terms), (v) fund the obligations under any First Bancorp Benefit Plan in a rabbi trust, (vi) terminate the employment or services of any executive officer, other than for cause, (vii) hire any individual whose annual base salary would exceed $100,000.00, other than the hiring of replacement employees for positions existing as of the date of this Agreement on substantially comparable terms, or (viii) except as disclosed in Section 6.2(f) of the First Bancorp Disclosure Schedule, enter into, adopt, amend, modify, terminate, accelerate, fund, or otherwise change any arrangement that could increase, create, or trigger any change-in-control, severance, retention, bonus, deferred compensation, salary continuation, restrictive covenant, 280G, 409A, 4999, or similar payment or benefit;

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(g)            except for debt workouts in the ordinary course of business consistent with past practice not exceeding $500,000.00, settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to First Bancorp or Company or their Subsidiaries, as applicable, and that would not impose any restriction on, or create any precedent that would be material to, the business of it or its Subsidiaries or, after the consummation of the Merger, Company and its Subsidiaries;

(h)            amend First Bancorp Charter or First Bancorp Bylaws or comparable governing documents of its Subsidiaries in any material respect;

(i)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any such Subsidiaries;

(j)            materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(k)            take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 8.1 or Section 8.2 not being satisfied;

(l)            implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m)            enter into any new line of business;

(n)            other than in the ordinary course of business consistent with past practice (which may include partnering with third parties in origination, flow, servicing and other capacities), make any material changes in its policies and practices with respect to (i) lending, investment, underwriting, loan risk ratings, risk or asset liability management, securitization, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or a Governmental Entity;

(o)            make, acquire, or extend, or amend or modify in any material respect, any Loan or any commitment for a Loan (including a letter of credit), in each case that involves or results in total credit exposure of First Federal Savings Bank of $2,000,000 or greater to any borrower and its affiliates, except (A) pursuant to commitments existing as of the date hereof and set forth on Section 6.2(o) of the First Bancorp Disclosure Schedule or (B) that First Federal Savings Bank may make additional Loans that would otherwise be prohibited by this clause (o) so long as such Loans are adequately secured by collateral and result in an aggregate increase in principal amount owed of not more than $250,000; provided, that First Federal Savings Bank may make any Loan that would otherwise be prohibited by this clause (o) if it delivers to Company a complete loan package for such Loan and Company does not object in writing within three (3) business days of receipt;

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(p)            make, acquire, renew, or extend, or amend or modify in any material respect, any Loan or any commitment for a Loan (including a letter of credit), in each case that involves or results in total credit exposure of First Federal Savings Bank of $500,000 or greater and immediately after making such Loan, the Loan has a risk rating by First Federal Savings Bank of “special mention” or “substandard” (or words of similar import), other than ordinary-course renewals, extensions and workouts that do not increase the principal amount outstanding, subject to the deemed-consent procedure set forth in clause (o) above;

(q)            make, or commit to make, any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate, other than (i) capital expenditures set forth in First Bancorp’s budget made available to Company prior to the date hereof and (ii) capital expenditures reasonably necessary to repair or prevent deterioration of any property, address any emergency, or needed to maintain existing assets or required by law or a Governmental Entity;

(r)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended income or other material Tax Return, enter into any closing agreement with respect to Taxes, submit any material voluntary disclosure or similar filing with respect to Taxes, grant or request any extension or waiver of the limitation period applicable to any material Tax, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, in each case where such action could reasonably be expected to materially and adversely affect First Bancorp or Company in any taxable period following the Closing Date;

(s)            except as required by applicable law or as reasonably necessary to contain, remediate or mitigate the effects of any such event, undertake any material public communication with regard to (i) any event resulting in unauthorized access to or the disruption or misuse of an information system or information stored on an information system, including but not limited to such information pertaining to First Bancorp’s or its Subsidiaries’ customers, or (ii) any ransomware event, without first consulting with Company to the extent reasonably practicable and permitted by applicable law;

(t)            make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility;

(u)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 6.2; or

(v)            redeem, repurchase, defease, or prepay, or amend, modify, or waive any term of, any of the First Bancorp TRUPS or any related junior subordinated debenture, indenture, or guarantee, or defer or elect to defer any payment of interest thereon, except for regularly scheduled payments of principal and interest required under the terms of the applicable TRUPS Documents as in effect on the date of this Agreement.

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Any consent required from Company pursuant to this Section 6.2 shall be requested in writing (which may be by e-mail to the individuals designated by Company for such purpose) by First Bancorp, and, except as otherwise expressly provided in this Section 6.2, Company shall respond in writing within three (3) business days following receipt of such request. If Company fails to respond within such period, Company shall be deemed to have consented to such request.

6.3            Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 6.3 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Governmental Entity, Company shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of First Bancorp (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            amend the Company Charter or Company Bylaws in a manner that would adversely affect the holders of First Bancorp Common Stock (as prospective holders of Company Common Stock) relative to other holders of Company Common Stock;

(b)            adjust, split, combine or reclassify any of its capital stock, or make, declare or pay any extraordinary or special dividend or distribution on its capital stock (other than regular quarterly cash dividends consistent with past practice and dividends by Subsidiaries of Company to Company or its wholly owned Subsidiaries);

(c)            merge or consolidate Company or Company Bank with any other person, or acquire any business, bank or other entity, in each case where such transaction would reasonably be expected to prevent, materially impede or materially delay the receipt of any Requisite Regulatory Approval or the consummation of the transactions contemplated hereby;

(d)            take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)            adopt or approve a plan of complete or partial liquidation or dissolution of Company or Company Bank;

(f)            take any action that would reasonably be expected to cause the shares of Company Common Stock to be issued as Merger Consideration to fail to be eligible for trading on the Nasdaq Stock Market;

(g)            take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 8.1 or Section 8.3 not being satisfied; or

(h)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 6.3.

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Any consent required from First Bancorp pursuant to this Section 6.3 shall be requested in writing (which may be by e-mail to the individuals designated by First Bancorp for such purpose) by Company, and, except as otherwise expressly provided in this Section 6.3, First Bancorp shall respond in writing within three (3) business days following receipt of such request. If First Bancorp fails to respond within such period, First Bancorp shall be deemed to have consented to such request.

Article VII
ADDITIONAL AGREEMENTS

7.1            Regulatory Matters.

(a)            The parties hereto shall cooperate with each other, and use commercially reasonable best efforts to, as promptly as practicable (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, Company and First Bancorp shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. Company shall use, and shall cause its applicable Subsidiaries to use, commercially reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as practicable, and First Bancorp shall use, and shall cause its applicable Subsidiaries to use, commercially reasonable best efforts to cooperate with and assist Company in obtaining each such Requisite Regulatory Approval as promptly as practicable. Company and First Bancorp shall have the right to review in advance, and each party shall afford the other party and its counsel a reasonable opportunity to review and comment on, in each case subject to applicable laws relating to the exchange of information, the non-confidential portions of any applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, or any other written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, prior to their filing or submission. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

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(b)            In furtherance and not in limitation of the foregoing, each of Company and First Bancorp shall use its commercially reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Each of Company and First Bancorp shall use its commercially reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Company or First Bancorp or any of their respective Subsidiaries, and neither Company nor First Bancorp nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any Materially Burdensome Regulatory Condition.

(c)            Company and First Bancorp shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Company, First Bancorp or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)            To the extent permitted by applicable law, Company and First Bancorp shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed, and shall promptly furnish the other party with copies of all material written communications received from, and shall promptly notify the other party of the substance of any material oral communications with, any such Governmental Entity relating to the transactions contemplated by this Agreement. For the avoidance of doubt, Section 10.14 shall not prohibit either party from fulfilling its obligation under this Section 7.1(d) to the extent permissible under applicable law.

7.2            Access to Information.

(a)            Upon reasonable notice and subject to applicable laws, First Bancorp shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Company, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, personnel, information technology systems, and records, in each case for the purpose of preparing for the Merger or the Bank Merger, provided that such investigation or requests shall not interfere unnecessarily with normal operations of First Bancorp, and each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems, integration and business operations generally, and, during such period, each of Company and First Bancorp shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents that the other party is not permitted to disclose under applicable law, including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 4.32(b) and 12 C.F.R. § 309.5(g)(8) or any similar state law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of such party’s Subsidiaries shall be required to (A) provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize attorney-client privilege of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or (B) prepare any analyses, summaries or reports not otherwise prepared in the ordinary course of business consistent with past practice.

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(b)            Company and First Bancorp shall hold all information furnished by or on behalf of the other party or any of such other party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)            No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

7.3            Shareholder Approvals. Unless this Agreement is terminated pursuant to Article IX, First Bancorp shall call the First Bancorp Meeting as soon as reasonably practicable following the date on which the Registration Statement is declared effective under the Securities Act (and in no event later than forty-five (45) days after such date) for the purpose of obtaining the Requisite First Bancorp Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Subject to the remainder of this Section 7.3, First Bancorp shall use its commercially reasonable efforts to obtain from its shareholders the Requisite First Bancorp Vote, including by communicating to the shareholders of First Bancorp the First Bancorp Board Recommendation. Except as set forth in Section 7.9(g), neither the Board of Directors of First Bancorp nor any committee thereof shall make a Change of Recommendation; provided that, for the avoidance of doubt, First Bancorp may not effect a Change of Recommendation unless it has complied in all material respects with the provisions of Section 7.9(g). First Bancorp shall engage a proxy solicitor reasonably acceptable to Company to assist in the solicitation of proxies in connection with the First Bancorp Meeting and shall keep Company reasonably informed regarding the status of the proxy solicitation. First Bancorp shall adjourn or postpone the First Bancorp Meeting only (x) to solicit additional proxies for the purpose of obtaining the Requisite First Bancorp Vote, (y) for the absence of a quorum, or (z) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure that First Bancorp reasonably determines, after consultation with outside counsel, is required under applicable law; provided that, without the prior written consent of Company, First Bancorp shall not adjourn or postpone the First Bancorp Meeting more than one (1) time or for an aggregate of more than thirty (30) calendar days. Notwithstanding any Change of Recommendation, unless this Agreement has been terminated in accordance with Article IX, First Bancorp shall convene and hold the First Bancorp Meeting and submit this Agreement to its shareholders for the Requisite First Bancorp Vote.

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7.4            Legal Conditions to Merger. Subject in all respects to Section 7.1 of this Agreement, each of Company and First Bancorp shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by First Bancorp or Company or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

7.5            Employee Matters.

(a)            Each individual who is employed by First Bancorp as of immediately prior to the Effective Time and continues to be actively employed by Company (or any affiliate thereof) after the Effective Time (“Continuing Employee”) shall continue to receive base compensation at a rate not less than the base compensation paid to such Continuing Employee by First Bancorp immediately prior to the Effective Time; provided, that if, as of or following the Effective Time, a Continuing Employee is promoted to, or assigned to, a position that constitutes an upgrade of, or an expansion of the duties and responsibilities of, the position such Continuing Employee held at First Bancorp immediately prior to the Effective Time, such Continuing Employee shall instead receive the base compensation payable for such new position in accordance with Company’s compensation structure. In the event (i) Company terminates the employment (other than for circumstances reasonably constituting Cause) of any Continuing Employee within one year following the Effective Time, other than any Continuing Employee who has a change in control agreement or is due a payment under a supplemental retirement plan in connection with the Closing; or (ii) for a period no later than one year following the Effective Time, a First Bancorp employee does not accept an offer of employment from Company and voluntarily terminates employment for Good Reason, the individual shall be eligible for severance pay equal to two (2) weeks of Base Pay for each full year of service (rounded up to the closest full quarter), subject to a minimum of four (4) weeks of Base Pay and a maximum of twenty-six (26) weeks of Base Pay. Such severance pay will be determined taking into account each Continuing Employee's service with First Bancorp and its Subsidiaries (and any predecessor entities) prior to the Closing (based on the Continuing Employee's original hire date as reflected in First Bancorp's records), and, on or after the Closing, Company and its Subsidiaries; provided that such severance pay shall be subject to the Continuing Employee's execution and non-revocation of a release of claims in a form reasonably acceptable to Company, and shall not duplicate any severance or similar benefits otherwise payable under any First Bancorp Benefit Plan or other arrangement. Company shall not be required to continue any First Bancorp Benefit Plan, New Plan, compensation arrangement, severance arrangement, or employment practice after the Effective Time except to the extent expressly required by this Section 7.5 or by applicable law. Any service crediting, deductible crediting, plan assumption, 401(k) termination, rollover, or other post-closing employee-benefit obligation shall be administered in a manner that avoids duplication of benefits. For the purposes of this Section 7.5(a), Cause and Good Reason shall be defined in the Section 7.5(a) of the First Bancorp Disclosure Schedule.

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(b)            With respect to any employee benefit plans of Company or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Company shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such waiting periods would apply under the analogous First Bancorp Benefit Plan; (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a First Bancorp Benefit Plan (to the same extent that such credit was given under the analogous First Bancorp Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans that provide health care benefits; and (iii) recognize all service of such employees with First Bancorp and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous First Bancorp Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service. Company or its Subsidiaries shall also provide Continuing Employees with prior service credit from their date of hire at First Bancorp for purposes of Company or Subsidiary policies, including but not limited to, paid leave policies. Company or its Subsidiaries will amend its employee benefit plans, policies and programs, as necessary to provide Continuing Employees with credit for purposes of vesting and service requirements under any New Plan or existing Company Benefit Plan (other than any tax-qualified pension plan).

(c)            First Bancorp shall cause the Board of Directors of First Bancorp or its Subsidiaries, as applicable, to adopt resolutions terminating any 401(k) plan sponsored or maintained by First Bancorp or any of its Subsidiaries, including the First Federal Savings Bank 401(k) Plan, (a “First Bancorp 401(k) Plan”) effective as of the day immediately prior to the Effective Time, together with any plan amendments required to effect such termination, in each case contingent upon the occurrence of the Closing, the form and substance of which shall be subject to review and comment by Company, which comments will be considered by First Bancorp in good faith to the extent timely provided; provided, that First Bancorp shall not be required to complete the full termination of any First Bancorp 401(k) Plan (including any distribution of plan assets, participant notices, or filings with the IRS or other Governmental Entity in connection therewith) prior to the Effective Time, and Company shall be responsible for completing all such administrative actions necessary to effect the termination of First Bancorp 401(k) Plan following the Effective Time. The Continuing Employees shall be eligible to participate, effective as soon as administratively practicable following the Effective Time (but no later than the second payroll period following the Closing), in a 401(k) plan sponsored or maintained by Company or one of its Subsidiaries (a “Company 401(k) Plan”). First Bancorp and Company shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the Company 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, Company Common Stock or notes (in the case of loans) or a combination thereof. Prior to the Effective Time, First Bancorp or its Subsidiaries may make an employer contribution (at a level determined in the ordinary course of business consistent with past practice) to any First Bancorp 401(k) Plan for the year in which the Effective Time occurs or any prior year.

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(d)            In accordance with the terms of the First Federal Savings Bank Employee Stock Ownership Plan, as amended (the “ESOP”), the ESOP shall be terminated immediately prior to the Effective Time and all shares of First Bancorp Common Stock held in the ESOP Trust will be exchanged for Merger Consideration. Upon termination of the ESOP and exchange of the Merger Consideration, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. First Bancorp shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 7.5(d). For purposes of the ESOP’s 2026 plan year, First Bancorp will make a contribution to the ESOP Trust consistent with past practice and set forth in Section 7.5(d) of the First Bancorp Disclosure Schedule. In addition, for purposes of the ESOP’s 2027 plan year, First Bancorp will make a pro rata contribution as set forth in Section 7.5(d) of the First Bancorp Disclosure Schedule. The ESOP provides full voting rights to participants as to all shares of First Bancorp Common Stock held by the ESOP Trust on behalf of such participants and that have been allocated to their accounts. First Bancorp has engaged an independent ESOP Trustee to facilitate the plan voting.

(e)            Nothing in this Agreement shall confer upon any employee, director or consultant of First Bancorp or any of its Subsidiaries or affiliates any right to continue in the employ or service of Company, First Bancorp, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of First Bancorp, Company or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or consultant of First Bancorp or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any First Bancorp Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular First Bancorp Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, director or consultant of First Bancorp or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)            All accrued and unused paid time off under the First Bancorp Paid Time Off Policy will be addressed as noted in Section 7.5(f) of the First Bancorp Disclosure Schedule.

(g)            Immediately following the execution of this Agreement, First Bancorp and Company will establish a cash retention bonus pool in an amount disclosed in Section 7.5(g) of the First Bancorp Disclosure Schedule.

(h)            From and after the Effective Time, Company shall assume and honor all employment agreements and change in control agreements that First Bancorp and its Subsidiaries shall have with their current employees as listed in Section 7.5(h) of the First Bancorp Disclosure Schedule in each case in accordance with their terms as in effect immediately prior to the Effective Time.

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(i)            First Bancorp shall continue to accrue cash incentive awards under its Annual Incentive Plan. For the performance period through the Closing, First Bancorp will accrue cash incentive awards based upon the terms set forth in Section 7.5(i)(A) of the First Bancorp Disclosure Schedule. First Bancorp shall accrue for contributions under the Officer Retention Plan in accordance with the terms set forth in Section 7.5(i)(B) of the First Bancorp Disclosure Schedule.

(j)            As of the date of this Agreement, Company and First Bancorp will enter into a settlement and restrictive covenant agreement with Michael H. Head in the form set forth under Section 7.5(j) of the First Bancorp Disclosure Schedule, which will be signed and dated by the parties on the same date this Agreement is executed, and which will provide for the termination of Mr. Head’s employment agreement with First Bancorp as of the Effective Time and a corresponding payment in connection with the termination of such employment agreement. In addition, Mr. Head’s settlement and restrictive covenant agreement will include the terms of continued employment with Company for two years following the Closing Date.

7.6            Indemnification; Directors’ and Officers’ Insurance.

(a)            For a period of six (6) years after the Effective Time, Company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to advancement of expenses as of the date of this Agreement by First Bancorp pursuant to First Bancorp Charter, First Bancorp Bylaws, the governing or organizational documents of any First Bancorp Subsidiary or any contract in existence as of the date hereof and disclosed to Company, each present and former director and officer of First Bancorp and its Subsidiaries (in each case, when acting in such capacity) (each, a “First Bancorp Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of First Bancorp or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, the First Bancorp Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such First Bancorp Indemnified Party is not entitled to indemnification. Company shall reasonably cooperate with each First Bancorp Indemnified Party, and each First Bancorp Indemnified Party shall reasonably cooperate with Company, in the defense of any such claim, action, suit, proceeding or investigation.

(b)            For a period of six (6) years after the Effective Time, Company shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by First Bancorp (provided that Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of First Bancorp or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided that Company shall not be obligated to expend an amount in excess of 250% of the current annual premium paid as of the date hereof by First Bancorp for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Company shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, First Bancorp may, in consultation with Company, obtain at or prior to the Effective Time a six-year “tail” policy under First Bancorp’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Company or First Bancorp purchases such a “tail policy,” Company shall maintain in effect such “tail policy.”

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(c)            The obligations of Company and First Bancorp under this Section 7.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any First Bancorp Indemnified Party or any other person entitled to the benefit of this Section 7.6 without the prior written consent of the affected First Bancorp Indemnified Party or affected person.

(d)            The provisions of this Section 7.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each First Bancorp Indemnified Party and his or her heirs and representatives. If Company or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 7.6 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, Company will cause proper provision to be made so that the successors and assigns of Company will expressly assume the obligations set forth in this Section 7.6.

7.7            No Control Over First Bancorp or First Federal Savings Bank’s Business. Nothing contained in this Agreement shall give Company or Company Bank, directly or indirectly, the right to control or direct the operations of First Bancorp or First Federal Savings Bank prior to the Effective Time. Prior to the Effective Time, First Bancorp shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.8            Advice of Changes. First Bancorp shall promptly advise Company, and Company shall promptly advise First Bancorp, of any effect, change, event, condition, occurrence or development (i) that has had or is reasonably likely to have a Material Adverse Effect on the party required to give notice under this Section 7.8 (the “Notifying Party”) or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if First Bancorp is the Notifying Party, Section 8.1 or Section 8.2, or if Company is the Notifying Party, Section 8.1 or Section 8.3; provided that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice; provided, further, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.8 or the failure of any condition set forth in Section 8.2 or Section 8.3 (as applicable) to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or Section 8.3 (as applicable) to be satisfied.

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7.9            Acquisition Proposals.

(a)            First Bancorp agrees that it will not, and shall not permit its Subsidiaries and Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.9(a)) in connection with or relating to any Acquisition Proposal, except in each case to notify a person that has made or, to the knowledge of First Bancorp, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 7.9(a), (v) unless this Agreement has been terminated in accordance with its terms, submit any Acquisition Proposal or any matter related thereto to the vote of shareholders of First Bancorp other than this Agreement and the transactions contemplated hereby, or (vi) otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

(b)            Nothing contained in this Agreement shall prevent First Bancorp or its Board of Directors (or a duly authorized committee thereof) from, in response to an Acquisition Proposal, (i) making any legally required disclosure to First Bancorp’s shareholders if the First Bancorp Board of Directors (or a duly authorized committee thereof) determines in good faith (after consultation with First Bancorp’s outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (ii) informing the person making the Acquisition Proposal of the existence of this Section 7.9.

(c)            First Bancorp agrees that it shall immediately, and shall instruct its Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. First Bancorp agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 7.9 and in the Confidentiality Agreement. First Bancorp also agrees that it shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring First Bancorp or any Subsidiary to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries and further agrees to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

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(d)            First Bancorp agrees that it shall promptly (and, in any event, within 48 hours of receiving the relevant information) notify Company if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, First Bancorp or any of its Representatives, indicating, in connection with such notice, the name of such person, and the material terms and conditions of any proposals or offers (including, if applicable, complete and unredacted copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Company informed, on a current basis (and, in any event, no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in First Bancorp’s intentions as previously notified.

(e)            Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite First Bancorp Vote is obtained, First Bancorp may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal that did not result from any breach by First Bancorp, its Subsidiaries, or any of their Representatives of this Section 7.9 if First Bancorp receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement; and promptly discloses (and, if applicable, provides copies of) any such information to Company to the extent not previously provided to Company; (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal as described in clause (i) of this Section 7.9(e) above; or (iii) after having complied with Section 7.9(g), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors of First Bancorp (or a duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of First Bancorp (or a duly authorized committee thereof) has determined in good faith based on the information then available and after consultation with First Bancorp’s outside legal counsel and financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of First Bancorp (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(f)            Except as expressly permitted by, and after compliance with, Section 7.9(g) and the other provisions of this Section 7.9, neither the Board of Directors of First Bancorp nor any duly authorized committee of the Board of Directors shall: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Company, the First Bancorp Board Recommendation; or (ii) cause or permit First Bancorp to enter into any letter of intent, indication of interest, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and in compliance with the requirements of Section 7.9(e)) relating to any Acquisition Proposal.

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(g)            Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Requisite First Bancorp Vote, the Board of Directors of First Bancorp (or a duly authorized committee thereof) may make a Change of Recommendation (and terminate this Agreement pursuant to Section 9.1(f)) if:

(i)            First Bancorp has received an unsolicited bona fide written Acquisition Proposal from any person that is not withdrawn and that the Board of Directors of First Bancorp (or a duly authorized committee thereof) concludes in good faith and in compliance with the requirements of Section 7.9(e) constitutes a Superior Proposal;

(ii)            The Board of Directors of First Bancorp (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

(iii)            First Bancorp shall have complied in all material respects with all of its obligations under this Section 7.9;

(iv)            First Bancorp shall have provided prior written notice to Company at least three (3) business days in advance (the “Notice Period”), to the effect that the Board of Directors of First Bancorp (or a duly authorized committee thereof) has concluded in good faith that a Superior Proposal has been received and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of First Bancorp (or a duly authorized committee thereof) has resolved to effect a Change of Recommendation pursuant to this Section 7.9(g) and terminate this Agreement pursuant to Section 9.1(f), which notice shall specify the basis for such Change of Recommendation, including the identity of the person or group of persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(v)            Prior to effecting such Change of Recommendation (or termination pursuant to Section 9.1(f)),

1) First Bancorp shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Company and its Representatives in good faith (to the extent Company desires to negotiate) to make adjustments in the terms and conditions of this Agreement, and (if requested in good faith by Company) permit Company and its Representatives to make a presentation to the Board of Directors of First Bancorp (or a duly authorized committee thereof) regarding this Agreement and any adjustments with respect thereto, and

2) at the end of the Notice Period the Board of Directors of First Bancorp (or a duly authorized committee thereof) again makes the determination in good faith (i) after consultation with outside legal counsel that the failure to make a Change of Recommendation (or authorize the termination of this Agreement pursuant to Section 9.1(f)) would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (ii) taking into account any adjustment to the terms and conditions of this Agreement proposed by Company, that the Acquisition Proposal continues to be a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Board of Directors of First Bancorp (or a duly authorized committee thereof) has determined to be a Superior Proposal, First Bancorp shall be required to deliver a new written notice to Company and to comply with the requirements of this Section 7.9 with respect to such new written notice and the revised Superior Proposal contemplated thereby, except that the Notice Period with respect to any such new written notice shall be two (2) business days rather than three (3) business days.

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7.10          Public Announcements. First Bancorp agrees that the initial press release with respect to the execution and delivery of this Agreement shall be a release that is in a form that is drafted by Company and agreed to by First Bancorp, which shall not be unreasonably withheld, conditioned or delayed. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules or regulations of any applicable Governmental Entity to which a party is subject, in which case the party shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

7.11          Change of Method. Company and First Bancorp shall be empowered, upon their mutual written agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of First Bancorp and Company (including the provisions of Article II), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 10.2, no such change shall (a) alter or change the (i) amount of Merger Consideration per share of First Bancorp Common Stock or (ii) Special Dividend, unless the Merger Consideration per share of First Bancorp Common Stock is increased to include the amount contemplated to be paid as a Special Dividend, (b) adversely affect the Tax treatment of First Bancorp’s shareholders or Company’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of First Bancorp or Company pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. For U.S. federal income Tax purposes, the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of Company and First Bancorp shall use its commercially reasonable best efforts to cause the Merger to so qualify and shall not take or fail to take any action that would reasonably be expected to prevent or impede such qualification, and the parties shall file all applicable Tax Returns consistently with such intended treatment unless otherwise required by applicable law or a final determination.

7.12          Takeover Statutes. None of First Bancorp, Company or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

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7.13          Litigation and Claims. Each of Company and First Bancorp shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Company or First Bancorp, as applicable, threatened against Company, First Bancorp or any of their respective Subsidiaries, directors or officers relating to the transactions contemplated by this Agreement. First Bancorp shall give Company and its legal counsel the reasonable opportunity to participate at its sole cost and expense in the defense or settlement of any shareholder litigation against First Bancorp and/or its directors or affiliates relating to the transactions contemplated by this Agreement. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. First Bancorp shall not agree to settle any such litigation without Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Company shall not be obligated to consent to any settlement which does not include a full release of Company, First Bancorp, all Subsidiaries and affiliates of Company and First Bancorp and their respective directors, officers and employees, or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates that would be reasonably expected to be material to Company, First Bancorp or any of their respective affiliates.

7.14          Special Dividend.

(a)            Subject to Section 6.2(b)(ii) and the requirements of this Section 7.14, First Bancorp may declare and pay a one-time special cash dividend to the holders of First Bancorp Common Stock, at or immediately prior to the Closing, in an aggregate amount not to exceed $378,396 (the “Special Dividend”). First Bancorp shall not declare, set a record date for, or pay the Special Dividend unless at least ten (10) business days prior to the proposed declaration date and the proposed record date First Bancorp has delivered to Company written notice of the proposed Special Dividend specifying the proposed record and payment dates. Notwithstanding the foregoing, First Bancorp shall not declare, set a record date for, or pay the Special Dividend if the amount, timing, source of funding, or treatment thereof would reasonably be expected to prevent or impede the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(b)            First Bancorp shall be entitled to deduct and withhold from the Special Dividend otherwise payable pursuant to this Agreement such amounts as First Bancorp is required to deduct and withhold under the Code or any provision of U.S. federal, state, local, or foreign Tax law with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

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7.15          Data Conversion and Vendors.

(a)            From and after the date hereof, and in all cases subject to applicable law, the parties shall use their commercially reasonable efforts to facilitate the integration of First Bancorp with the business of Company following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Company. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion on the timeline determined by Company, after giving due consideration to the reasonable input from First Bancorp. Each party shall cooperate with the other party in preparing for Data Conversion and consolidation of systems and business operations generally (including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems, and, to the extent reasonably requested, working cooperatively with their respective third-party service providers, and by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other party).

(b)            The parties shall discuss and plan for the termination or modification of such contracts required to effect the Data Conversion, as applicable. First Bancorp shall use commercially reasonable efforts to obtain and provide to Company written quotes, payoff letters, termination statements, or other written confirmations from the applicable vendor or service provider regarding any costs, fees, expenses, payments, or liquidated damages in connection with the modification or termination of such contracts required to effect the Data Conversion, or with the deconversion or transition of software or technology services. First Bancorp shall not deliver any termination or non-renewal notice, agree to any such fee or payment, or modify or terminate any such contract required to effect the Data Conversion, other than immaterial modifications or terminations in the ordinary course of business, without Company’s prior written consent.

7.16          First Bancorp Real Property. Prior to the Closing, upon reasonable advance notice and during normal business hours, First Bancorp shall, and shall cause its Subsidiaries to, provide Company and its Representatives with reasonable access to the First Bancorp Real Property and to the title, survey, lease and environmental records relating thereto that are in First Bancorp’s or its Subsidiaries’ possession, and shall reasonably cooperate with Company, at Company’s sole cost and expense, in Company’s efforts to obtain such title commitments, surveys and Phase I environmental site assessments with respect to the First Bancorp Real Property as Company may reasonably request (provided that, with respect to any of the First Bancorp Leased Properties, such access and cooperation shall be subject to obtaining any consent required under the applicable lease, which First Bancorp shall use commercially reasonable efforts to obtain); provided that (a) such access and investigations shall not include any invasive, intrusive or subsurface testing or sampling (including any Phase II environmental site assessment) without First Bancorp’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (b) such access shall be conducted in a manner that does not unreasonably interfere with the normal operation of the business of First Bancorp and its Subsidiaries.

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7.17          Board Representation. Following the date hereof, Company and Company Bank shall take all actions necessary to: (a) cause, effective as of the Effective Time, their respective Boards of Directors to be expanded by one member; and (b) appoint Michael H. Head to the class of directors of Company (whose terms expire in 2028) and Company Bank. Subject solely to the corporate governance policies and guidelines of the Company and Company Bank Boards of Directors, Company will use commercially reasonable efforts to cause the election of Mr. Head to an additional three-year term to the Company Board of Directors at the 2028 annual meeting of the stockholders of Company (including recommending that the stockholders vote in favor of the election of Mr. Head (along with other nominees)) and a corresponding term to the Company Bank board of directors, and otherwise supporting Mr. Head for election in a manner no less rigorous and favorable than the manner in which Company supports its other nominees in the aggregate.

7.18          Registration Statement. As promptly as practicable, and in no event later than forty-five (45) days following the date of this Agreement, Company shall prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”) in connection with the issuance of the shares of Company Common Stock as Merger Consideration, which shall include a proxy statement of First Bancorp and a prospectus of Company (the “Proxy Statement-Prospectus”). Each of Company and First Bancorp shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, and shall furnish all information concerning itself and its affiliates as may be reasonably required in connection with the Registration Statement and the Proxy Statement-Prospectus. First Bancorp shall use the Proxy Statement-Prospectus to solicit the Requisite First Bancorp Vote at the First Bancorp Meeting. Each of Company and First Bancorp shall provide such representation letters, certificates and other information as may be reasonably requested by tax counsel to Company or tax counsel to First Bancorp in connection with any opinion regarding the U.S. federal income Tax treatment of the Merger to be delivered in connection with the Registration Statement.

7.19          Stock Exchange Listing. Company shall use commercially reasonable efforts to cause the shares of Company Common Stock to be issued as Merger Consideration to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.

7.20          Assumption of Trust Preferred Securities.

(a)            Upon the Effective Time, Company, as the Surviving Corporation, shall assume the due and punctual payment of the principal of and any premium and interest on, and the due and punctual performance and observance of all other covenants, agreements and obligations of First Bancorp under and relating to, the First Bancorp TRUPS, including the junior subordinated debentures, the indenture(s), and the guarantee agreement(s) relating thereto (collectively, the “TRUPS Documents”), and shall succeed to and be substituted for First Bancorp as sponsor of each related statutory trust, in each case in accordance with the terms of the TRUPS Documents (the “TRUPS Assumption”).

(b)            First Bancorp and Company shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, at or prior to the Effective Time, all actions necessary to effectuate the TRUPS Assumption, including the execution and delivery, in a form satisfactory to the applicable trustee, of one or more supplemental indentures, assumption agreements, guarantees and other instruments, together with any officer’s certificates and opinions of counsel required by the applicable trustee under the TRUPS Documents, signed by a duly authorized officer of each of First Bancorp and Company, whereby First Bancorp shall assign, and Company shall assume, all of First Bancorp’s covenants, agreements and obligations under the TRUPS Documents.

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7.21          Assumption of First Bancorp Subordinated Debt Securities.

(a)            Upon the Effective Time, Company, as the Surviving Corporation, shall assume the due and punctual payment of the principal of and any premium and interest on, and the due and punctual performance and observance of all other covenants, agreements and obligations of First Bancorp under and relating to, the First Bancorp Subordinated Debt Securities (collectively, the “Subordinated Debt Documents”), and shall succeed to and be substituted for First Bancorp in accordance with the terms of the Subordinated Debt Documents (the “Subordinated Debt Assumption”).

(b)            First Bancorp and Company shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, at or prior to the Effective Time, all actions necessary to effectuate the Subordinated Debt Assumption, including the execution and delivery, in a form satisfactory to the applicable trustee, of one or more supplemental indentures, assumption agreements, guarantees and other instruments, together with any officer’s certificates and opinions of counsel required by the applicable trustee under the Subordinated Debt Documents, signed by a duly authorized officer of each of First Bancorp and Company, whereby First Bancorp shall assign, and Company shall assume, all of First Bancorp’s covenants, agreements and obligations under the Subordinated Debt Documents.

7.22          Exemption from Liability Under Section 16(b). Assuming that the First Bancorp delivers to Company the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time, adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the First Bancorp who is a covered person of Company Common Stock in exchange for shares of First Bancorp Common Stock, and any other acquisitions of Company equity securities (including derivative securities) in connection with the Merger and the other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. The “Section 16 Information” means information regarding the First Bancorp insiders, the number of shares of First Bancorp Common Stock held by each such First Bancorp insider, and the number and description of any other First Bancorp equity securities (including derivative securities) held by each such First Bancorp insider, in each case as of a date reasonably proximate to the Effective Time, and such other information as Company shall reasonably request in order to adopt the resolution contemplated by this Section 7.22.

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Article VIII
CONDITIONS PRECEDENT

8.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder Approvals. This Agreement and the Merger shall have been approved by the shareholders of First Bancorp by the Requisite First Bancorp Vote.

(b)            S-4. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)            NASDAQ Eligibility. The shares of Company Common Stock that shall be issuable as Merger Consideration pursuant to this Agreement shall be eligible for trading on the Nasdaq Stock Market.

(d)            Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or the other transactions contemplated hereby.

8.2            Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of First Bancorp set forth in Sections 4.2(a)4.2(b)4.2(c) and 4.8(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Sections 4.2(a)4.2(b)4.2(c), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of First Bancorp set forth in Sections 4.1(a), 4.1(b), 4.3(a), 4.3(b)(i), and 4.7 (in each case read without giving effect to any qualification as to materiality or Material Adverse Effect on First Bancorp set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of First Bancorp set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on First Bancorp set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Bancorp or the Surviving Corporation following the Closing. Company shall have received a certificate signed on behalf of First Bancorp by the Chief Executive Officer and the Chief Financial Officer of First Bancorp to the foregoing effect.

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(b)            Performance of Obligations and Compliance with Covenants of First Bancorp. First Bancorp shall have performed in all material respects the obligations required to be performed by it, and complied in all material respects with the covenants to be complied with or performed by it, under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of First Bancorp by the Chief Executive Officer and the Chief Financial Officer of First Bancorp to such effect.

(c)            Dissenting Shares. Company shall have received from First Bancorp a certified list of those holders of First Bancorp Common Stock who are holders of Dissenting Shares and the number of Dissenting Shares held by each such holder. The Dissenting Shares shall represent no more than 10% of the outstanding shares of First Bancorp Common Stock.

(d)            Tax Opinion. Company shall have received a written opinion of Krieg DeVault LLP (or any successor thereof), in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in the written opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of First Bancorp to the extent they receive shares of Company Common Stock in connection with the Merger in exchange for their shares of First Bancorp Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, Krieg DeVault LLP may require and rely upon customary representations contained in certificates of officers of Company and First Bancorp, reasonably satisfactory in form and substance to Krieg DeVault LLP.

(e)            No Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to First Bancorp.

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8.3            Conditions to Obligations of First Bancorp. The obligation of First Bancorp to effect the Merger is also subject to the satisfaction or waiver by First Bancorp at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Company set forth in Sections 5.7 and 5.10 (in each case after giving effect to the lead-in to Article V) shall be true and correct (other than, in the case of Section 5.7, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 5.1(a), 5.1(b) (with respect to Company Bank only), and 5.2(a), and 5.6 (in each case read without giving effect to any qualification as to materiality or Material Adverse Effect on Company set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Company set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Company set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company. First Bancorp shall have received a certificate signed on behalf of Company by an executive officer of Company to the foregoing effect.

(b)            Performance of Obligations and Compliance with Covenants of Company. Company shall have performed in all material respects the obligations required to be performed by it, and complied in all material respects with the covenants required to be complied with or performed by it, under this Agreement at or prior to the Closing Date, and First Bancorp shall have received a certificate signed by an executive officer of Company to such effect.

(c)            Tax Opinion. First Bancorp shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to First Bancorp, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in the written opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of First Bancorp to the extent they receive shares of Company Common Stock in connection with the Merger in exchange for their shares of First Bancorp Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, Kilpatrick Townsend & Stockton LLP may require and rely upon customary representations contained in certificates of officers of Company and First Bancorp, reasonably satisfactory in form and substance to Kilpatrick Townsend & Stockton LLP.

(d)            No Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to Company.

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Article IX
TERMINATION AND EFFECT OF TERMINATION

9.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite First Bancorp Vote:

(a)            by mutual consent of Company and First Bancorp in a written instrument;

(b)            by either Company or First Bancorp if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final non-appealable law, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)            by either Company or First Bancorp if the Merger shall not have been consummated on or before the Termination Date (provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before the Termination Date);

(d)            by either Company or First Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants, obligations, agreements or other provisions or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of First Bancorp, in the case of a termination by Company, or Company, in the case of a termination by First Bancorp, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Company, or Section 8.3, in the case of a termination by First Bancorp, and which is not cured within thirty (30) days following written notice to First Bancorp, in the case of a termination by Company, or Company, in the case of a termination by First Bancorp, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by either Company or First Bancorp if the Requisite First Bancorp Vote shall not have been obtained at the First Bancorp Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)            by First Bancorp if (i) the Board of Directors of First Bancorp (or a duly authorized committee thereof) has authorized First Bancorp to enter into a written agreement with respect to a Superior Proposal and (ii) First Bancorp has complied in all material respects with Section 7.9 of this Agreement; or

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(g)            by Company if (i) the Board of Directors of First Bancorp shall have failed to include First Bancorp Board Recommendation in its proxy statement, or withdrawn, modified or qualified First Bancorp Board Recommendation in a manner adverse to Company, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) First Bancorp or its Board of Directors has breached its obligations under Section 7.3 or Section 7.9 in any material respect.

(h)            by Company if the Dissenting Shares represent more than ten percent (10%) of the outstanding shares of First Bancorp Common Stock.

9.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either Company or First Bancorp as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Company, First Bancorp, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that: (i) Section 7.2(b), this Section 9.2 and Article X (but, in the case of Section 10.12, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Company and First Bancorp shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b)            First Bancorp shall pay Company, by wire transfer of same day funds (to an account designated in writing by Company), a fee equal to One Million Four Hundred Thousand Dollars ($1,400,000) (the “Termination Fee”) in the event that:

(i)            After the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of First Bancorp or shall have been made directly to the shareholders of First Bancorp or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the First Bancorp Meeting) an Acquisition Proposal, in each case with respect to First Bancorp and

(ii)            Thereafter this Agreement is terminated by:

1)	either Company or First Bancorp pursuant to Section 9.1(c) (outside date) without the Requisite First Bancorp Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.3 were satisfied or were capable of being satisfied prior to such termination);

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2)	either First Bancorp or Company pursuant to Section 9.1(e) (shareholder vote); or

3)	Company pursuant to Section 9.1(d) (breach); and

(iii)            within twelve (12) months of such termination, First Bancorp enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition thereof), in which case the Termination Fee shall be paid upon the earlier of entering into such definitive agreement or consummation of such transaction.

(c)            In the event that this Agreement is terminated by First Bancorp pursuant to Section 9.1(f) or by Company pursuant to Section 9.1(g), then First Bancorp shall pay Company, by wire transfer of same day funds (to an account designated in writing by Company), the Termination Fee prior to or concurrently with the termination of this Agreement.

(d)            The parties acknowledge and agree that if the Termination Fee is paid in accordance with Section 9.2, it does not constitute a penalty but constitutes liquidated damages in a reasonable amount that will compensate Company for its efforts and resources expended and the opportunities forgone in connection with this Agreement, the actual amount of which would be impractical or impossible to determine with precision. Payment of the Termination Fee shall be Company’s sole monetary remedy only in the case of a termination of this Agreement in the circumstances specified in Section 9.2(b) or Section 9.2(c) that does not arise out of First Bancorp’s fraud or willful and material breach of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Section 9.2 shall (i) relieve a party from liability for, or limit a party’s right to recover damages (including the benefit of the bargain lost by such party and its shareholders) arising out of, the other party’s fraud or willful and material breach of any provision of this Agreement(, or (ii) limit, waive or otherwise impair a party’s right to specific performance or other equitable relief pursuant to Section 10.12, including the right to cause the Merger and the other transactions contemplated hereby to be consummated in accordance with their terms.

(e)            Notwithstanding anything to the contrary herein, but without limiting the right of Company to recover liabilities or damages arising out of First Bancorp’s fraud or willful and material breach of any provision of this Agreement, in no event shall First Bancorp be required to pay the Termination Fee on more than one occasion. First Bancorp shall have the right to deduct and withhold from the payment of the Termination any amount required to be deducted or withheld in accordance with applicable law. To the extent that First Bancorp deducts or withholds any amount and pays it over to the applicable Tax Authority, such amount shall be treated as paid to the person for which such deduction or withholding was made.

(f)            Each of Company and First Bancorp acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay any amount due to the other party pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, or any portion thereof, the non-paying party shall pay the costs and expenses (including attorneys’ fees and expenses) of the party commencing such suit in connection therewith. In addition, if a party fails to pay the amounts payable pursuant to this Section 9.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made.

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Article X
GENERAL PROVISIONS

10.1          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 7.6 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the receipt of the Requisite First Bancorp Vote; provided that after the receipt of the Requisite First Bancorp Vote, there may not be, without further approval of the shareholders of First Bancorp, any amendment of this Agreement that requires further approval of such shareholders under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

10.3          Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that, after the receipt of the Requisite First Bancorp Vote, without further approval of the shareholders of First Bancorp, there may not be any extension or waiver of this Agreement or any portion thereof that requires further approval of such shareholders under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.4          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the following shall be borne equally by Company and First Bancorp: (i) the costs and expenses of all filing and other fees paid to any Governmental Entities in connection with the Merger, the Bank Merger and the other transactions contemplated hereby and (ii) the fees incurred by First Bancorp for the loan review performed in 2026 as previously agreed upon between the parties.

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10.5          Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other parties shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

(a)            if to First Bancorp, to:

First Bancorp of Indiana, Inc.

5001 Davis Lant Dr.

Evansville, IN 47715

Attention:	Michael H. Head
Email:	mhead@fbei.net

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, NW Suite 200

Washington, DC 20004

Attention: Edward G. Olifer
Email: eolifer@ktslaw.com

and

(b)            if to Company, to:

First Capital, Inc.

220 Federal Drive

Corydon, IN 47112

Attention:	Chris Frederick, President & CEO
Email:	cfrederick@firstharrison.com

With a copy (which shall not constitute notice) to:

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, IN 46204
Attention: Michael J. Messaglia
Email: mmessaglia@kdlegal.com

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10.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of First Bancorp means the actual knowledge after reasonable inquiry of the officers of First Bancorp listed on Section 10.6 of the First Bancorp Disclosure Schedule, and the “knowledge” of Company means the actual knowledge after reasonable inquiry of the officers of Company listed on Section 10.6 of the Company Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Corydon, Indiana are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) “made available”, “provided” or “furnished,” or words of similar import, means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof or included in the virtual data room of a party prior to the date hereof, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger, (vi) the word “or” is not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”. The First Bancorp Disclosure Schedule and the Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

10.7          Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means, including a “.pdf” format data file) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8          Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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10.9          Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law.

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. District Court for the Southern District of Indiana or, if that court does not have subject matter jurisdiction, in any state court located in Harrison County, Indiana (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.5.

10.10        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The representations and warranties in this Agreement are the product of negotiations between the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation between the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as otherwise specifically provided in Section 7.6, which is intended to benefit each First Bancorp Indemnified Party and his or her heirs and representatives, and, (ii) if the Effective Time occurs, the right of First Bancorp’s shareholders to receive the Merger Consideration as provided in Section 2.5.

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10.12        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.14        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 4.32(b) and 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

10.15        Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, First Bancorp and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST CAPITAL, INC., an Indiana corporation

By:	/s/ Michael C. Frederick
Name:	Michael C. Frederick
Title:	President/CEO

FIRST BANCORP OF INDIANA, INC., an Indiana corporation

By:	/s/ Michael H. Head
Name:	Michael H. Head
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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